Exhibit 4.81

CREDIT FACILITY PROVIDING FOR A

SENIOR SECURED TERM LOAN

OF UP TO US$121,286,500

TO BE MADE AVAILABLE TO

WARHOL SHIPPING COMPANY LIMITED,
INDIANA R SHIPPING COMPANY LIMITED,
AND
BRITTO SHIPPING COMPANY LIMITED,
as joint and several Borrowers,

BY

HSH NORDBANK AG,
as Mandated Lead Arranger, Underwriter, Administrative Agent and Security Trustee,

and the Banks and Financial Institutions
identified on Schedule 1, as Lenders

October 1, 2008

CONTENTS

1.	DEFINITIONS			1

	1.1	Specific Definitions		1
	1.2	Computation of Time Periods; Other Definitional Provisions		22
	1.3	Accounting Terms		22
	1.4	Certain Matters Regarding Materiality		22
	1.5	Forms of Documents		22

2.	REPRESENTATIONS AND WARRANTIES			22

	2.1	Representations and Warranties		22

		(a)	Due Organization and Power	23
		(b)	Authorization and Consents	23
		(c)	Binding Obligations	23
		(d)	No Violation	23
		(e)	Filings; Stamp Taxes	23
		(f)	Litigation	23
		(g)	No Default	24
		(h)	Vessels	24
		(i)	Insurance	24
		(j)	Financial Information	24
		(k)	Tax Returns	24
		(l)	Chief Executive Office	25
		(m)	Foreign Trade Control Regulations	25
		(n)	Equity Ownership	25
		(o)	Environmental Matters and Claims	25
		(p)	Compliance with ISM Code, the ISPS Code, the MTSA and Annex VI	26
		(q)	No Threatened Withdrawal of DOC, ISSC, SMC or IAPPC	26
		(r)	Liens	26
		(s)	Financial Indebtedness	26
		(t)	No Proceedings to Dissolve	27
		(u)	Solvency	27
		(v)	Senior/Pari Passu Ranking	27
		(w)	Taxes on Payments	27
		(x)	Jurisdiction/Governing Law	27
		(y)	Charter Hire	27
		(z)	Compliance with Laws	27

i

(aa)	Survival	27

3.	THE ADVANCES			28

	3.1	(a)	Purposes	28
		(b)	Making of the Advances	28

	3.2	Drawdown Notice		30

	3.3	Effect of Drawdown Notice		30

	3.4	Notation of Advances		30

4.	CONDITIONS			30

	4.1	Conditions Precedent to Initial Advance		30

		(a)	Corporate Authority	30
		(b)	Transaction Documents	31
		(c)	Solvency	32
		(d)	Approved Manager Documents	32
		(e)	Environmental Claims	32
		(f)	Equity and Reserve Account	32
		(g)	Compliance Certificate	33
		(h)	Vessel Appraisal	33
		(i)	Money Laundering Due Diligence	33
		(j)	Subordination Agreement	33
		(k)	Shipbuilding Contracts and Refund Guarantees	33
		(l)	Charter Party Agreements and Performance Guarantees	33
		(m)	Mortgage Recording; Charterer Subordination	33
		(n)	ISM and ISPS Code	34
		(o)	Process Agent	34
		(p)	Legal Opinions	34
		(q)	Know Your Customer Requirements	34
		(r)	UCC Financing Statements	35

4.2	Conditions Precedent to Secondary Advances and Tertiary Advances		35

	(a)	Builder Invoices	35
	(b)	Evidence of Construction Milestone	35

4.3	Conditions Precedent to Delivery Advances		35

	(a)	The Vessels	35
	(b)	Vessel Documents	36
	(c)	Mortgage Recording; Recording Prior to Delivery to Charterer	36
	(d)	Accounts	37

		(e) Additional Documents	37
		(f) Vessel Liens	37
		(g) Vessel Appraisals	37
		(h) ISM and ISPS Code	38
		(i) Approved Manager Documents	38
		(j) Legal Opinions	38

	4.4	Further Conditions Precedent	38

		(a) Drawdown Notice	38
		(b) Representations and Warranties	38
		(c) No Event of Default	38
		(d) No Change in Laws	38
		(e) No Material Adverse Effect	38
		(f) Fees	39

	4.5	Conditions Subsequent	39

	4.6	Breakfunding Costs	39

	4.7	Satisfaction after Drawdown	39

5.	REPAYMENT AND PREPAYMENT		39

	5.1	Repayment	39

	5.2	Voluntary Prepayment; No Re-Borrowing	41

	5.3	Mandatory Prepayment Upon Sale or Loss of Vessel	41

	5.4	Sale or Loss of Collateral Vessel	41

	5.5	Interest and Costs with Prepayments/Application of Prepayments	41

6.	INTEREST AND RATE		42

	6.1	Applicable Rate	42

	6.2	Default Rate	42

	6.3	Interest Periods	42

	6.4	Interest Payments	43

7.	PAYMENTS		43

	7.1	Place of Payments, No Set Off	43

	7.2	Tax Credits	43

	7.3	Sharing of Setoffs	43

7.4	Computations; Banking Days	44

8.	EVENTS OF DEFAULT			44

	8.1	Events of Default		44

		(a)	Non-Payment of Principal	44
		(b)	Non-Payment of Interest or Other Amounts	44
		(c)	Representations	44
		(d)	Impossibility; Illegality	44
		(e)	Mortgage	45
		(f)	Covenants	45
		(g)	Debt	45
		(h)	Ownership of Borrowers or Collateral Obligors	45
		(i)	Bankruptcy	45
		(j)	Termination of Operations; Sale of Assets	45
		(k)	Judgments	45
		(l)	Inability to Pay Debts	46
		(m)	Change in Financial Position	46
		(n)	Change in Control	46
		(o)	Cross-Default	46

	8.2	Indemnification		46

	8.3	Application of Moneys		47

9.	COVENANTS			47

	9.1	Affirmative Covenants		47

		(a)	Performance of Agreements	47
		(b)	Notice of Default, etc	48
		(c)	Obtain Consents	48
		(d)	Financial Information	48
		(e)	Vessel Valuations	49
		(f)	Corporate Existence	49
		(g)	Books and Records	50
		(h)	Taxes and Assessments	50
		(i)	Inspection	50
		(j)	Inspection and Survey Reports	50
		(k)	Compliance with Statutes, Agreements, etc	50
		(l)	Environmental Matters	50
		(m)	Vessel Management	51
		(n)	ISM Code, ISPS Code, MTSA and Annex VI Matters	51
		(o)	Brokerage Commissions, etc	51
		(p)	Deposit Accounts; Assignment	51

		(q)	Insurance	52
		(r)	Interest Rate Agreements	52
		(s)	Subordination of General and Administrative Costs	52

	9.2	Negative Covenants		52

		(a)	Liens	52
		(b)	Debt	53
		(c)	Change of Flag, Class, Management or Ownership	53
		(d)	Chartering	53
		(e)	Change in Business	53
		(f)	Sale or Pledge of Shares	53
		(g)	Sale of Assets	53
		(h)	Changes in Offices	54
		(i)	Consolidation and Merger	54
		(j)	Change Fiscal Year	54
		(k)	Limitations on Ability to Make Distributions	54
		(l)	Use of Corporate Funds	54
		(m)	Issuance of Shares	54
		(n)	No Money Laundering	54
		(o)	Accounts	55
		(p)	Dividends and Distributions to the Guarantor	55
		(q)	Use of Proceeds	55

	9.3	Financial Covenants		55

		(a)	Adjusted Net Worth	55
		(b)	EBITDA to Fixed Charges	55
		(c)	Minimum Liquidity	55

	9.4	Asset Maintenance		55

10.	ASSIGNMENT			56

11.	ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC			56

	11.1	Illegality		56

	11.2	Increased Costs		56

	11.3	Nonavailability of Funds		57

	11.4	Lender's Certificate Conclusive		58

	11.5	Compensation for Losses		58

12.	CURRENCY INDEMNITY	58

v

	12.1	Currency Conversion	58

	12.2	Change in Exchange Rate	58

	12.3	Additional Debt Due	58

	12.4	Rate of Exchange	58

13.	FEES AND EXPENSES		59

	13.1	Fees	59

	13.2	Expenses	59

14.	THE AGENTS		59

	14.1	Appointment of Agents	59

	14.2	Security Trustee as Trustee	60

	14.3	Distribution of Payments	60

	14.4	Holder of Interest in Note	60

	14.5	No Duty to Examine, Etc	60

	14.6	Agents as Lenders	61

	14.7	Acts of the Agents	61

	14.8	Certain Amendments	62

	14.9	Assumption re Event of Default	62

	14.10	Limitations of Liability	63

	14.11	Indemnification of the Agents	63

	14.12	Consultation with Counsel	63

	14.13	Resignation	63

	14.14	Representations of Lenders	64

	14.15	Notification of Event of Default	64

	14.16	No Agency or Trusteeship if not Syndicated	64

	14.17	Nature of Duties	64

	14.18	Delegation of Power	64

15.	NOTICES AND DEMANDS		65

	15.1	Notices	65

16.	MISCELLANEOUS	65

	16.1	Time of Essence	65

	16.2	Invalidity	66

	16.3	Further Assurances	66

	16.4	Prior Agreements, Merger	66

	16.5	Entire Agreement; Amendments	66

	16.6	Indemnification	66

	16.7	Remedies Cumulative and Not Exclusive; No Waiver	67

	16.8	Successors and Assigns	67

	16.9	Counterparts; Electronic Delivery	67

	16.10	References	68

	16.11	Headings	68

17.	APPLICABLE LAW, JURISDICTION AND WAIVERS		68

	17.1	Applicable Law	68

	17.2	Jurisdiction	68

	17.3	Waiver of Jury Trial	68

	17.4	Waiver of Immunity	69

SCHEDULE

1	The Lenders and the Initial Commitments
2	The Vessels
3	Financial Indebtedness

EXHIBITS

A	Form of Note
B	Form of Guaranty
C-1	Form of Account Pledge (Retention Account)
C-2	Form of Account Pledge (Earnings Accounts)
C-3	Form of Account Pledge (Equity and Reserve Account)
C-4	Form of Collateral Account Pledge (Retention Account)
C-5	Form of Collateral Account Pledge (Earnings Account)
C-6	Form of Collateral Account Pledge (Debt Service Reserve Account)
D-1	Form of Mortgage
D-2	Form of Mortgage and Deed of Covenants (Malta)
D-3	Form of Collateral Mortgage
E-1	Form of Earnings Assignment
E-2	Form of Collateral Earnings Assignment
F-1	Form of Insurances Assignment
F-2	Form of Collateral Insurances Assignment
G	Form of Assignment and Assumption Agreement
H	Form of Compliance Certificate
I	Form of Drawdown Notice
J	Form of Interest Notice
K	Form of Approved Manager's Undertaking
L	Form of Assignment of Shipbuilding Contract and Refund Guarantees
M	Form of Assignment of Charter Party Agreement
N	Form of Collateral Assignment of Charter Party Agreement
O	Form of Management Agreement Assignment

SENIOR SECURED TERM CREDIT FACILITY

THIS SENIOR SECURED TERM CREDIT FACILITY AGREEMENT (this "Credit Facility Agreement") is made as of the 1st day of October, 2008, by and among (1) WARHOL SHIPPING COMPANY LIMITED  ("Warhol"), a corporation organized and existing under the laws of the Republic of Liberia, INDIANA R SHIPPING COMPANY LIMITED ("Indiana"), a corporation organized and existing under the laws of the Republic of Liberia, and BRITTO SHIPPING COMPANY LIMITED ("Britto"), a corporation organized and existing under the laws of the Republic of Liberia, as joint and several borrowers (together the "Borrowers" and each a "Borrower"), (2) the banks and financial institutions listed on Schedule 1, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 10, the "Lenders") and (3) HSH NORDBANK AG ("HSH"), as mandated lead arranger (in such capacity, the "Mandated Lead Arranger"), underwriter (in such capacity, the "Underwriter"), administrative agent for the Lenders (in such capacity, the "Administrative Agent") and security trustee for the Lenders (in such capacity, the "Security Trustee").

WITNESSETH THAT:

WHEREAS, at the request of the Borrowers, HSH has agreed to serve in its capacities as Mandated Lead Arranger, Underwriter, Administrative Agent and Security Trustee under the terms of this Credit Facility Agreement and the Lenders have agreed to provide to the Borrowers a senior secured credit facility for a term loan to be made available in three tranches, one per Vessel (as defined below), in the aggregate amount of the least of US$121,286,500 or 85% of the Construction Costs of the Vessels or 80% of the Fair Market Value of the Vessels, to partly re-finance and finance the construction and delivery costs of the Vessels;

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth below:

1.	DEFINITIONS

1.1           Specific Definitions.  In this Credit Facility Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

"Acceptable Accounting Firm"	means Deloitte & Touche, or such other recognized international accounting firm as shall be approved by the Administrative Agent, such approval not to be unreasonably withheld;
"Account Pledge(s)"
means each of the pledge agreements to be executed by the Borrowers in favor of the Finance Parties in respect of the Retention Account, Earnings Accounts and Equity and Reserve Account, pursuant to Section 4.1(b) and Section 4.3(d), as the case may be, substantially in the form set out in Exhibits C-1, C-2 and C-3 respectively;
"Accounting Period"
means each consecutive period of three months falling during the period (ending on the last day in March, June, September and December of each year) for which quarterly accounting information is required to be provided to the Administrative Agent hereunder;

"Additional Deposit"	shall have the meaning set forth in Section 4.1(f);
"Adjusted Net Worth"
means, measured at the end of an Accounting Period, the amount of Total Assets (as adjusted to include the aggregate Fair Market Value of each of the vessels owned by the Guarantor and each of its Subsidiaries) less Consolidated Debt as stated in then most recent accounting information delivered to the Administrative Agent hereunder;

"Administrative Agent"	shall have the meaning ascribed thereto in the preamble;
"Advance(s)"
means any amount advanced to the Borrowers with respect to the Facility or (as the context may require) the aggregate amount of all such Advances for the time being outstanding; provided, however, that only four Advances shall be made per Tranche and that no Advance shall be made available after the Final Availability Date;

"Affiliate"
means with respect to any Person, any other Person directly or indirectly controlled by or under common control with such Person.  For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

"Agents"	means each of the Administrative Agent and the Security Trustee;
"Amalfi"	means Amalfi Shipping Company Limited, a corporation organized and existing under the laws of the Republic of the Marshall Islands;

"AMALFI"	means that certain handymax bulker vessel owned by Amalfi, with IMO Number 9218337, built in 2000 and registered under the flag of the Republic of the Marshall Islands with Official Number 2825;
"Annex VI"	means Regulations for the Prevention of Air Pollution from Ships to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997);
"Applicable Rate"	means any rate of interest applicable to the Facility from time to time pursuant to Section 6.1;
"Approved Manager"
means a direct or indirect wholly-owned subsidiary of the Guarantor or any other company approved by the Lenders from time to time as the manager of a Vessel, which approval shall not unreasonably be withheld;

"Approved Manager's Undertaking(s)"
means each of the undertakings made or to be made by an Approved Manager in favor of the Lenders in respect of a Vessel or Collateral Vessel (as applicable), substantially in the form set out in Exhibit K;

"Assigned Moneys"	means sums assigned to or received by the Agents pursuant to any Security Document;
"Assignment and Assumption Agreement(s)"	means the Assignment and Assumption Agreement(s) executed pursuant to Section 10 substantially in the form set out in Exhibit G;
"Assignment Notices"	means notices with respect to the Assignments and the Collateral Assignments;
"Assignments"	means the Earnings Assignments, Insurances Assignments, Assignments of Charter Party Agreement, Assignments of Shipbuilding Contract and Refund Guarantee and Management Agreement Assignments;
"Assignment(s) of Charter Party Agreement"
means the assignments in respect of the Charter Party Agreements and Performance Guarantees, to be executed by the relevant Borrower in favor of the Security Trustee pursuant to Section 4.3(b), substantially in the form set out in Exhibit M;

"Assignment(s) of Shipbuilding Contract and Refund Guarantee"	means the assignments in respect of the Shipbuilding Contracts and Refund Guarantees to be executed by the relevant Borrower in favor of the Security Trustee pursuant to Section 4.1(b), substantially in the form set out in Exhibit L;
"Banking Day(s)"	means day(s) on which banks are open for the transaction of business in London, England, New York, New York (United States of America), Piraeus, Greece and Hamburg, Germany;
"Borrower(s)"	shall have the meaning ascribed thereto in the preamble;
"Britto"	shall have the meaning ascribed thereto in the preamble;
"BRITTO"	means that certain Vessel owned or to be owned by Britto, with Hull Number S-1031 and registered or to be registered under the flag of the Republic of Liberia;
"BRITTO Charter Party Agreement"	means the bareboat charter agreement between the BRITTO Charterer and Britto with respect to the BRITTO with a minimum net charter rate of $14,550 per day and a minimum duration of 10 years;
"BRITTO Charterer"	means Daelim H&L Co., Ltd.;
"BRITTO Refund Guarantee"
means that certain letter of guarantee No. 1372400009198179 dated December 18, 2006 issued by the Refund Guarantor in favor of the Guarantor in connection with the BRITTO Shipbuilding Contract to be assigned to Britto on or prior to the date of the Initial Advance with respect to Tranche C;

"BRITTO Shipbuilding Contract"
means that certain Shipbuilding Contract for construction of the vessel BRITTO entered into as of October 31, 2006, between the Builder and the Guarantor to be novated in favor of Britto on or prior to the date of the Initial Advance with respect to Tranche C;

"Builder"	means SPP Plant & Shipbuilding Co., Ltd., a corporation organized under the laws of the Republic of Korea;
"Change of Control"
means (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a member of the immediate family of Evangelos Pistiolis or a member of the immediate family of George Economou, who becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power or ownership interest of the Guarantor or (b)  the Board of Directors of the Guarantor ceases to consist of a majority of the directors existing on the date hereof or directors nominated by at least two-thirds (2/3) of the then existing directors;

"Charter Party Agreement(s)"
means (i) the WARHOL Charter Party Agreement, (ii) the INDIANA Charter Party Agreement, (iii) the BRITTO Charter Party Agreement and (iv) any other bareboat charter agreement or any time charter agreement with any of the Borrowers which the Borrowers shall from time to time enter, having a duration of longer than eleven (11) months including but not limited to the existing charters with respect to each Vessel;

"Charterer(s)"
means (i) the WARHOL Charterer, (ii) the INDIANA Charterer, (iii) the BRITTO Charterer and (iv) any other bareboat charterer or time charterer who has entered or shall from time to time enter into a Charter Party Agreement with any of the Borrowers;

"Classification Society"
means Det Norske Veritas or any other member of the International Association of Classification Societies, as approved by the Administrative Agent, with whom any of the Vessels are entered and who conducted periodic physical surveys and/or inspections of any of the Vessels;

"Code"	means the Internal Revenue Code of 1986, as amended, and any successor statute and regulation promulgated thereunder;
"Collateral"
means the Vessels, each of the Collateral Vessels, all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired in which any Agent or any Lender has been granted a security interest pursuant to a Security Document;

"Collateral Account Pledge(s)"
means each of the second preferred pledge agreements executed by the relevant Collateral Obligor in favor of the Finance Parties in respect of the Retention Accounts, Earnings Account and Debt Service Reserve Account (as defined in the $95M Credit Agreement) pursuant to Section 4.1(b), and substantially in the form set out in Exhibits C-4, C-5 and C-6 respectively;

"Collateral Assignments"	means the Collateral Earnings Assignments, Collateral Insurances Assignments, and the Collateral Assignments of Charter Party Agreement;
"Collateral Assignment(s) of Charter Party Agreement"
means the second preferred assignments in respect of any charter party agreements and bareboat charter agreements in respect of each Collateral Vessel from any and all sources, to be executed by the relevant Collateral Obligors in favor of the Security Trustee pursuant to Section 4.1(b), substantially in the form set out in Exhibit N;

"Collateral Earnings Assignment(s)"
means the second preferred assignments in respect of the earnings of each Collateral Vessel from any and all sources, to be executed by the relevant Collateral Obligor in favor of the Security Trustee pursuant to Section 4.1(b), substantially in the form set out in Exhibit E-2;

"Collateral Insurances Assignment(s)"
means the second assignments in respect of the insurances over each of the Collateral Vessels to be executed by the relevant Collateral Obligor, bareboat charter, if any, and the manager of the relevant Collateral Vessel in favor of the Security Trustee pursuant to Section 4.1(b), substantially in the form set out in Exhibit F-2;

"Collateral Mortgage(s)"
mean, collectively, the second preferred mortgages on each of the Collateral Vessels, executed or to be executed by Amalfi with respect to the AMALFI and Jeke with respect to the VOC GALLANT in favor of the Security Trustee, as security trustee, on behalf of the Lenders, pursuant to the terms herein, substantially in the form set out in Exhibit D-3;

"Collateral Obligors"	means Amalfi and Jeke and each of them;
"Collateral Vessels"	means each of the vessels VOC GALLANT and AMALFI;
"Commitment(s)"
means in relation to a Lender, the portion of the Facility set out opposite its name in Schedule 1 or, as the case may be, as reduced by or set out in any relevant Assignment and Assumption Agreement, as such amount shall be reduced from time to time pursuant to Section 5;

"Commitment Fee"	shall have the meaning ascribed thereto in Section 13.1;
"Compliance Certificate"	means a certificate certifying the compliance by each of the Borrowers and/or the Guarantor, as the case may be, with all of its respective covenants contained herein and showing the calculations thereof in reasonable detail,  executed and delivered by the chief financial officer of the Guarantor to the Administrative Agent from time to time pursuant to Section 9.1(d) in the form set out in Exhibit H, or in such other form as the Administrative Agent may agree;

"Consent and Agreement"	means the consent and agreement relating to this Credit Facility Agreement to be executed by the Guarantor and each of the Collateral Obligors in the form attached hereto;
"Consolidated Debt"
means, measured at the end of an Accounting Period for the Guarantor and its Subsidiaries on a consolidated basis, the aggregate amount of Debt due by the Security Parties as stated in the then most recent accounting information delivered to the Administrative Agent hereunder;

"Consolidated Financial Indebtedness"
means, measured at the end of each Accounting Period, the aggregate amount of Financial Indebtedness (including current maturities) of the Guarantor and its Subsidiaries on a consolidated basis as stated in the then most recent accounting information delivered to the Administrative Agent hereunder;

"Construction Costs"
means, in relation to a Vessel, the total cost of construction, including, but not limited to, any amount owed to the Builder under the Shipbuilding Contracts, as determined by the Administrative Agent in its sole discretion prior to the date of any Delivery Advance in respect of the relevant Vessel;

"Credit Facility Agreement"	means this agreement, as the same shall be amended, modified or supplemented from time to time;
"Current Assets"
means, measured at the end of each Accounting Period, the aggregate of the cash and marketable securities, trade and other receivables of the Guarantor and its Subsidiaries on a consolidated basis from Persons which can be realized within one year, inventories and prepaid expenses which are to be charged to income within one year less any doubtful debts and any discounts or allowances given as stated in the then most recent accounting information delivered to the Administrative Agent hereunder;

"Debt"
means, in relation to the Guarantor and its Subsidiaries (the "debtor"):  (a) Financial Indebtedness of the debtor; (b) liability for any credit to the debtor from a supplier of goods or services or under any installment purchase or payment plan or similar arrangement; (c) contingent liabilities of the debtor (including without limitation any taxes or other payments under dispute) which have been or, under GAAP, should be recorded in the notes to the accounting information; (d) deferred tax of the debtor; and (e) liability under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another Person who is not a Security Party which would fall within (a) to (d) if the references to the debtor referred to the other Person;

"Default Rate"	shall have the meaning ascribed thereto in Section 6.2;
"Delivery Advance"
means with respect to each Tranche, the fourth and final Advance to be made to any Borrower; provided, however, that no Delivery Advance shall be made available after the Final Availability Date with respect to the applicable Tranche;

"Delivery Date"	means with respect to each Vessel the date on which a Vessel is delivered to its respective Borrower;
"DOC"	means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;
"Dollars" and the sign "$"
means the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Administrative Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

"Drawdown Date(s)"
means the dates, each being a Banking Day, upon which the Borrowers have requested that an Advance be made available to the Borrowers, and such Advance is made, as provided in Section 3; provided, that no Drawdown Date shall occur after the Final Availability Date with respect to the applicable Tranche;

"Drawdown Notice"	shall have the meaning ascribed thereto in Section 3.2;
"Earnings Account"	shall have the meaning ascribed thereto in Section 4.3(d);
"Earnings Assignment(s)"
means the assignments in respect of the earnings of each Vessel from any and all sources, to be executed by the relevant Borrower in favor of the Security Trustee pursuant to Section 4.3(b), substantially in the form set out in Exhibit E-1;

"EBITDA"
means, in respect of an Accounting Period, the aggregate amount of consolidated pre-tax profits of the Guarantor and its Subsidiaries before extraordinary or exceptional items (including drydocking costs), depreciation, interest, rentals under finance leases and similar charges payable but after the deduction of payments made under bareboat charters in each case as stated in the then most recent accounting information;

"Environmental Affiliate(s)"	means any Person, the liability of which for Environmental Claims any Security Party or Subsidiary of any Security Party may have assumed by contract or operation of law;
"Environmental Approval(s)"	shall have the meaning ascribed thereto in Section 2.1(o);
"Environmental Claim(s)"	shall have the meaning ascribed thereto in Section 2.1(o);
"Environmental Law(s)"	shall have the meaning ascribed thereto in Section 2.1(o);
"Equity Deposit"	shall have the meaning ascribed thereto in Section 4.1(f);
"Equity and Reserve Account"	shall have the meaning ascribed thereto in Section 4.1(f);
"Event(s) of Default"	means any of the events set out in Section 8.1;
"Exchange Act"	means the Securities and Exchange Act of 1934, as amended;
"Facility"
means the term loan facility to be made available by the Lenders to the Borrowers hereunder in three (3) Tranches, each comprised of four (4) Advances to be made available pursuant to Section 3; and being, in the aggregate, no more than the least of (i) One Hundred Twenty One Million Two Hundred Eighty Six Thousand Five Hundred Dollars ($121,286,500), (ii) eighty-five percent (85%) of the Construction Costs of the Vessels, or (iii) eighty percent

(80%) of the Fair Market Value of the Vessels;
"Fair Market Value"
means (i) in relation to a Vessel, her sale value, determined as the average of two valuations per Vessel prior to the Delivery Date relating to such Vessel, and thereafter one valuation every six months commencing six months following the Delivery Date relating to such Vessel, and (ii) in relation to a Collateral Vessel, her sale value, determined as the average of two valuations per Collateral Vessel prior to the Initial Advance under any Tranche, and thereafter one valuation per year commencing on the first anniversary following the first Delivery Date relating to any Vessel, each valuation to be not older than one month from any of Simpson, Spence and Young, London, England or Astrup Fearnley A/S, Oslo, Norway or AC Shipping, London, England or R.S. Platou Shipbrokers A/S, Oslo, Norway or Galbraith's Limited, London, England or H. Clarksons & Co. Ltd., London, England) with or without physical inspection (as the Lender may require) in United States Dollars on the basis of the sale of the Vessel (i) for prompt delivery, (ii) for cash, (iii) without taking into account any charter party relating to the Vessel, and (iv) at arm's length on normal commercial terms between a willing seller and a willing buyer. If the two valuations for any Vessel obtained prior to the Drawdown Date differ by a margin of more than fifteen percent (15%) then a third appraiser from the aforementioned firms selected by the Administrative Agent shall make an independent appraisal at the Borrowers' expense, and the Fair Market Value of the Vessel shall be considered to be the average of all three valuations obtained;

"Fee Letter"	means that certain fee letter of even date herewith, entered into by the Guarantor and HSH in respect of the Facility;
"Final Availability Date"	means (i) with respect to Tranche A, July 28, 2009, (ii) with respect to Tranche B, October 27, 2009 and (iii) with respect to Tranche C, November 27, 2009;
"Final Tranche A Payment Date"	means, that date which is ten (10) years after the Delivery Advance under Tranche A, but in any event not later than December 30, 2019;
"Final Tranche B Payment Date"	means, that date which is ten (10) years after the Delivery Advance under Tranche B, but in any event not later than

December 30, 2019;
"Final Tranche C Payment Date"	means, that date which is ten (10) years after the Delivery Advance under Tranche C, but in any event not later than December 30, 2019;
"Finance Parties"	means (i) HSH as the Mandated Lead Arranger, Underwriter, Administrative Agent and Security Trustee, (ii) the Lenders and (iii) the Swap Provider;
"Financial Indebtedness"
means, in relation to the Guarantor and its Subsidiaries (the "debtor"), a liability of the debtor:  (a) for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor; (b) under any loan, stock, bond, note or other security issued by the debtor; (c) under any acceptance credit, guarantee or letter of credit facility made available to the debtor; (d) under a financial lease, a deferred purchase consideration arrangement (in each case, other than in respect of assets or services obtained on normal commercial terms in the ordinary course of business) or any other agreement having the commercial effect of a borrowing or raising of money by the debtor; (e) under any foreign exchange transaction, interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or (f) under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another Person which would fall within (a) to (e) if the references to the debtor referred to the other Person;

"Fixed Charges"
means, measured at the end of an Accounting Period, the aggregate of Interest Expenses and the portion of Consolidated Financial Indebtedness (other than balloon repayments) in respect of the Guarantor and its Subsidiaries falling due during that period, as stated in the then most recent accounting information provided to the Administrative Agent hereunder;

"GAAP"	shall have the meaning ascribed thereto in Section 1.3;
"Guarantor"	means Top Ships Inc. (fka Top Tankers Inc.), a corporation organized and existing under the laws of the Republic of the Marshall Islands;

"Guaranty"
means the unconditional and irrevocable guaranty to be executed by the Guarantor in respect of the obligations of the Borrowers under and in connection with this Credit Facility Agreement and the Note in favor of the Security Trustee pursuant to Section 4.l(b), substantially in the form set out in form of Exhibit B;

"HSH"	shall have the meaning ascribed thereto in the preamble;
"Hull Cover Ratio"	means the ratio, expressed as a percentage, of the Fair Market Value of the Vessels then mortgaged hereunder divided by the outstanding principal amount under the Facility;
"IAPPC"	means a valid international air pollution prevention certificate for a Vessel issued under Annex VI;
"Indemnitee"	shall have the meaning ascribed thereto in Section 16.6;
"Indiana"	shall have the meaning ascribed thereto in the preamble;
"INDIANA"	means that certain Vessel owned or to be owned by Indiana, with Hull Number S-1029 and registered or to be registered under the flag of the Republic of Malta;
"INDIANA Charter Party Agreement"	means the bareboat charter agreement between the INDIANA Charterer and Indiana with respect to the INDIANA with a minimum net charter rate of $14,300 per day and a minimum duration of 7 years;
"INDIANA Charterer"	means Magellano Marine C.V.;
"INDIANA Refund Guarantee"
means that certain letter of guarantee No. 1372200009194179 dated December 18, 2006 issued by the Refund Guarantor in favor of the Guarantor in connection with the INDIANA Shipbuilding Contract to be assigned to Indiana on or prior to the date of the Initial Advance with respect to Tranche B;

"INDIANA Shipbuilding Contract"
means that certain Shipbuilding Contract for construction of the vessel INDIANA entered into as of October 31, 2006, between the Builder and the Guarantor to be novated in favor of Indiana on or prior to the date of the Initial Advance with respect to Tranche B;

"Initial Advance"	means, with respect to each Tranche, the first Advance to

be made to any Borrower thereunder for the purpose of re-financing the existing pre-delivery debt in respect of the Vessels; provided, however, that the Initial Advance with respect to Tranche A shall not exceed $9,918,300, the Initial Advance with respect to Tranche B shall not exceed $10,023,300 and the Initial Advance with respect to Tranche C shall not exceed $10,023,300;

"Initial Payment Date"	means, with respect to each Tranche, three (3) months after the Delivery Advance thereunder;
"Insurances Assignment"
means the assignments in respect of the insurances over each of the Vessels to be executed by the relevant Borrower, Charterer and manager of the respective Vessel (as applicable) in favor of the Security Trustee pursuant to Section 4.3(b), substantially in the form set out in Exhibit F-1;

"Interest Expense"
means, measured at the end of an Accounting Period, the aggregate on a consolidated basis of all interest incurred by the Guarantor and its Subsidiaries and any net amounts payable under interest rate hedge agreements, as stated in the then most recent accounting information provided to the Administrative Agent hereunder;

"Interest Notice"	means a notice from the Borrowers to the Administrative Agent specifying the duration of any relevant Interest Period, each substantially in the form set out in Exhibit J;
"Interest Payment Date"	means each date on which accrued interest on the Facility shall be payable pursuant to Section 6.4;
"Interest Period(s)"	means period(s) of three (3), six (6) or twelve (12) months as selected by the Borrowers, or as otherwise agreed by the Lenders and the Borrowers;
"Interest Rate Agreement"
means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement entered into between the Borrowers with the Swap Provider, which is designed to protect the Borrowers against fluctuations in interest rates applicable under this Credit Facility Agreement, to or under which the Borrowers, the Guarantor or any of the Guarantor's Subsidiaries is a party or a beneficiary on the date of this Credit Facility Agreement or becomes a party or a beneficiary hereafter;
"ISM Code"
means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"ISPS Code"	means the International Ship and Port Facility Security Code adopted by the International Maritime Organization (as the same may be amended from time to time);
"ISSC"	means a valid and current International Ship Security Certificate issued under the ISPS Code;
"Jeke"	means Jeke Shipping Company Limited, a corporation organized and existing under the laws of the Republic of Liberia;
"Lender(s)"	shall have the meaning ascribed thereto in the preamble;
"LIBOR"
means the rate for deposits of Dollars for a period equivalent to the relevant Interest Period at or about 11:00 A.M. (London time) on the second London Banking Day before the first day of such period as displayed on the Reuters screen "LIBOR01", or any successor service for the purpose of displaying the London Interbank rates of major banks for Dollars (the Reuters screen "LIBOR01" is the display designated as the Reuters screen "LIBOR01", or such other page as may replace the Reuters screen "LIBOR01" on that service or such other service or services as may be denominated by the British Bankers' Association for the purpose of displaying London Interbank offered rates for Dollar deposits); provided, however, that if on such date no such rate is so displayed for the relevant Interest Period, LIBOR for such period shall be the rate quoted to the Facility Agent by the Reference Bank at the request of the Facility Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to the relevant Interest Period to prime banks in the London Interbank Market at or about 11:00 A.M. (London time) on the second Banking Day before the first day of such period.
"Liquid Funds"
means, measured at the end of an Accounting Period:  (a) cash in hand or held with banks or other financial institutions of the Guarantor and/or any other Security Party in Dollars or another currency freely convertible into Dollars, which is free of any security interest (other than a permitted security interest and other than ordinary bankers' liens which have not been enforced or become capable of being enforced); or (b) any other short-term financial investments which is free of any security interest (other than a permitted security interest), as stated in the then most recent accounting information delivered to the Administrative Agent hereunder;

"Majority Lenders"	means, at any time, Lenders holding an aggregate of more than 60% of the Advances then outstanding;
"Management Agreement Assignment(s)"
means the assignments in respect of the management agreements with respect to the Vessels to be executed by the relevant Borrower in favor of the Security Trustee pursuant to Section 4.3(b), substantially in the form set out in Exhibit O;

"Mandated Lead Arranger"	shall have the meaning ascribed thereto in the preamble;
"Mandatory Costs"	means the cost of complying with any applicable regulatory requirements of any relevant regulatory authority;
"Margin"
means, with respect to any Advance under a Tranche, (a) 1.75% per annum until and including the Margin Final Date and (b) after the Margin Final Date, the Margin as determined between the Lenders and the Borrowers in accordance with Section 6.1(b);

"Margin Final Date"	shall be August 30, 2010;
"Material Adverse Effect"
means a material adverse effect on (i) the ability of the Borrowers to repay the Advances or perform any of its obligations hereunder or under the Note, (ii) the ability of any Security Party to perform its obligations under any Security Documents or (iii) the business, property, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Security Parties taken as a whole;
"Minimum Liquidity Amount"	shall have the meaning ascribed thereto in Section 9.3(c);
"Mortgage(s)"
means each of the first preferred ship mortgages (together with any deed of covenants collateral thereto, if applicable) on each of the Vessels, to be executed under the laws of a Permitted Jurisdiction by the respective Borrower, as owner, as listed in Schedule 2 in favor of the Security Trustee (as trustee for the Lenders) pursuant to Section 4.4(b), substantially in the form set out in Exhibit D-1 or Exhibit D-2, as applicable;

"MTSA"	means the Maritime and Transportation Security Act, 2002, as amended, inter alia, by Public Law 107-295;
"$95M Credit Agreement"
means that certain senior secured term loan facility agreement dated November 8, 2007 entered into by and among the Collateral Obligors and Noir, as borrowers, the Guarantor, as guarantor, HSH together with any banks and financial institutions as are a party thereto (the "$95M Lenders"), as lenders, and HSH, as agent and security trustee for the $95M Lenders (together with the $95M Lenders, the "$95M Creditors"), pursuant to which $95M Lenders made available to the Collateral Obligors and Noir a credit facility in the amount of $95,000,000 (the "$95M Facility");

"$95M Mortgage(s)"
means the first preferred mortgages on the VOC GALLANT and the AMALFI, executed by the relevant Collateral Obligor in favor of HSH as security trustee on behalf of the $95M Creditors, pursuant to the terms of the $95M Credit Agreement;

"$95M Transaction Documents"
means each of the $95M Credit Agreement, all promissory notes evidencing the $95M Facility, the $95M Mortgages and all assignments, pledge agreements, guaranties and other documents executed as security for the $95M Facility and the Collateral Obligors' obligations in connection therewith;

"Noir"	means Noir Shipping S.A., a company organized and existing under the laws of the Republic of the Marshall Islands;

"Note"	means the promissory note to be executed by the Borrowers to the order of the Administrative Agent pursuant to Section 4.1(b), to evidence the Facility, substantially in the form set out in Exhibit A;
"Operator"	means, in respect of any Vessel, the Person who is concerned with the operation of such Vessel and falls within the definition of "Company" set out in rule 1.1.2 of the ISM Code;
"Payment Dates"
means, with respect to each Tranche, the Initial Payment Date with respect to such Tranche and the dates falling at three month intervals thereafter, the last of which is, in respect of Tranche A, the Final Tranche A Payment Date, in respect of Tranche B, the Final Tranche B Payment Date and, in respect of Tranche C, the Final Tranche C Payment Date;

"Performance Guarantees"
means the irrevocable performance guarantees to be executed by the relevant Performance Guarantor in respect of the INDIANA Charter Party Agreement and the BRITTO Charter Party Agreement, respectively;

"Performance Guarantor(s)"	means Marco Polo Seatrade B.V. in respect of the INDIANA Charter Party Agreement and Daelim Corp. Co. Ltd. in respect of the BRITTO Charter Party Agreement and each of them;
"Permitted Jurisdiction"	means the Republic of the Marshall Islands, the Republic of Liberia, the Republic of Malta or such other jurisdiction as may be approved in writing by the Majority Lenders;
"Person"
means any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

"Proceeding"	shall have the meaning ascribed thereto in Section 8.1(i);
"Reference Bank"	means HSH;
"Refund Guarantee(s)"	means the WARHOL Refund Guarantee, the INDIANA Refund Guarantee and the BRITTO Refund Guarantee, and

each of them;
"Refund Guarantor"	means Woori Bank;
"Regulation T"	means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time;
"Regulation U"	means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time;
"Regulation X"	means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time;
"Required Percentage"
means, until the fourth anniversary of this Credit Facility Agreement, one hundred and twenty percent (120%), and thereafter, one hundred and twenty five percent (125%) of the amount of the outstanding Facility and the notional cost or actual cost (if any) as determined by the Lender of terminating any interest rate swap entered into by the Borrowers;

"Retention Account"	shall have the meaning ascribed thereto in Section 4.3(d);
"Retention Amount"
means, with respect to any Tranche, an amount equal to one third (1/3) of the next quarterly principal payment due in accordance with Section 5 hereof in respect of such Tranche and the relevant fraction of interest accruing on the relevant Advances during the next month in accordance with Section 6 hereof;

"Retention Date"	means the date one month after the first Initial Advance and at monthly intervals thereafter;
"Secondary Advance"
means with respect to each Tranche, the second Advance to be made to the Borrowers for the purpose of financing the third (keel laying) installment due under the Shipbuilding Contract with respect to the Vessel to which such Tranche relates; provided, however, that the Secondary Advance with respect to Tranche A shall not exceed $6,612,200, the Secondary Advance with respect to Tranche B shall not exceed $6,682,200 and the Secondary Advance with respect to Tranche C shall not exceed $6,682,200;

"Security Document(s)"	means the Guaranty, the Mortgages, the Collateral Mortgages, the Assignments, the Collateral Assignments,

the Assignment Notices, the Account Pledges, the Collateral Account Pledges, the Approved Manager's Undertakings and any other documents that may be executed as security for the Facility and the Borrowers' obligations in connection therewith;

"Security Party(ies)"	means each of the Borrowers, the Collateral Obligors and the Guarantor;
"Security Trustee"	shall have the meaning ascribed thereto in the preamble;
"Shipbuilding Contract(s)"	means the WARHOL Shipbuilding Contract, the INDIANA Shipbuilding Contract and the BRITTO Shipbuilding Contract, and each of them;
"SMC"	means the safety management certificate issued in respect of each Vessel in accordance with rule 13 of the ISM code;
"Subsidiary(ies)"
means, with respect to any Person, any business entity of which more than 50% of the outstanding voting stock or other equity interest is owned directly or indirectly by such Person and/or one or more other Subsidiaries of such Person and, in the case of the Guarantor, such term shall include, but not be limited to, the Borrowers, the Collateral Obligors and each of them;

"Swap Provider"	means HSH;
"Tangible Fixed Assets"
means, measured at the end of an Accounting Period, the value (less depreciation computed in accordance with GAAP) on a consolidated basis of all tangible fixed assets of the Security Parties as stated in the then most recent accounting information delivered to the Administrative Agent hereunder;

"Taxes"
means any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever, except for taxes on or measured by the overall net income of each Lender imposed by its jurisdiction of incorporation or applicable lending office, the United States of America, the State or City of New York or any governmental subdivision or taxing authority of any thereof or by any other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted by reason of the activities of any of the Security Parties);
"Tertiary Advance"
means with respect to each Tranche, the third Advance to be made to the Borrowers for the purpose of financing the fourth (launching) installment due under the Shipbuilding Contract with respect to the Vessel to which such Tranche relates; provided, however, that the Tertiary Advance with respect to Tranche A shall not exceed $6,612,200, the Tertiary Advance with respect to Tranche B shall not exceed $6,682,200 and the Tertiary Advance with respect to Tranche C shall not exceed $6,682,200;

"Total Assets"
means, measured at the end  of an Accounting Period, the aggregate of Current Assets and Tangible Fixed Assets as stated in the then most recent financial information delivered to the Administrative Agent hereunder;

"Total Loss"	shall have the meaning ascribed thereto in the Mortgages;
"Tranche(s)"	means any, all or any combination, as the context requires, of Tranche A, Tranche B and Tranche C;
"Tranche A"
means that portion of the Facility attributable to the WARHOL in an amount equal to the least of (i) Forty Million One Hundred and Forty Five Thousand Five Hundred Dollars ($40,145,500), (ii) eighty-five percent (85%) of the Construction Costs of the WARHOL, and (iii) eighty percent (80%) of the Fair Market Value of the WARHOL, to be made available to the Borrowers in four (4) Advances: an Initial Advance, a Secondary Advance, a Tertiary Advance and a Delivery Advance;

"Tranche B"
means that portion of the Facility attributable to the INDIANA in an amount equal to the least of (i) Forty Million Five Hundred Seventy Thousand Five Hundred Dollars ($40,570,500), (ii) eighty-five percent (85%) of the Construction Costs of the INDIANA, and (iii) eighty percent (80%) of the Fair Market Value of the INDIANA, to be made available to the Borrowers in four (4) Advances: an Initial Advance, a Secondary Advance, a Tertiary Advance and a Delivery Advance;

"Tranche C"
means that portion of the Facility attributable to the BRITTO in an amount equal to the least of (i) Forty Million Five Hundred Seventy Thousand Five Hundred Dollars ($40,570,500), (ii) eighty-five percent (85%) of the

Construction Costs of the BRITTO, and (iii) eighty percent (80%) of the Fair Market Value of the BRITTO, to be made available to the Borrowers in four (4) Advances: an Initial Advance, a Secondary Advance, a Tertiary Advance and a Delivery Advance;

"Transaction Document(s)"	means this Credit Facility Agreement, the Consent and Agreement, the Note, the Security Documents, any Interest Rate Agreement, or any of them, as the case may be;
"Underwriter"	shall have the meaning ascribed thereto in the preamble;
"Vessel(s)"
each of the WARHOL, INDIANA and BRITTO, registered or to be registered in the name of the relevant Borrower, as owner, as set forth in Schedule 2 hereto, but excluding any Vessel for which a mandatory prepayment is made pursuant to Section 5.3; and

"VOC GALLANT"	means that certain handymax bulker vessel owned by Jeke, with IMO Number 9257072, built in 2002 and registered under the flag of the Republic of Liberia having Official No. 13736;.
"Warhol"	shall have the meaning ascribed thereto in the preamble;
"WARHOL"	means that certain Vessel owned or to be owned by Warhol, with Hull Number S-1025 and registered or to be registered under the flag of the Republic of Liberia;
"WARHOL Charter Party Agreement"	means the bareboat charter agreement between the WARHOL Charterer and Warhol with respect to the WARHOL, with a minimum net charter rate of $14,400 per day and a minimum duration of 10 years;
"WARHOL Charterer"	means Perseveranza Societa de Navigazione S.p.A.;
"WARHOL Refund Guarantee"
means that certain letter of guarantee number 1372300009210179 dated December 19, 2006 issued by the Refund Guarantor in favor of the Guarantor in connection with the WARHOL Shipbuilding Contract to be assigned to Warhol on or prior to the date of the initial Advance with respect to Tranche A;

"WARHOL Shipbuilding Contract"
means that certain Shipbuilding Contract for construction of the vessel WARHOL entered into as of December 6, 2006, between the Builder and the Guarantor to be novated in favor of Warhol on or prior to the date of the Initial Advance with respect to Tranche A;

in favor of Warhol on or prior to the date of the Initial Advance with respect to Tranche A;

1.2           Computation of Time Periods; Other Definitional Provisions.  In the Transaction Documents, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding"; words importing either gender include the other gender; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to such Transaction Document, as applicable; references to agreements and other contractual instruments (including the Transaction Documents) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of any Transaction Document); references to any matter that is "approved" or requires "approval" of a party shall mean approval given in the sole and absolute discretion of such party unless otherwise specified.

1.3           Accounting Terms.  Unless otherwise specified herein, all accounting terms used in the Transaction Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or to the Lenders under this Credit Facility Agreement shall be prepared, in accordance with generally accepted accounting principles for the United States ("GAAP") as from time to time in effect.

1.4           Certain Matters Regarding Materiality.  To the extent that any representation, warranty, covenant or other undertaking of any of the Borrowers or any other Security Party in this Credit Facility Agreement is qualified by reference to those which are not reasonably expected to result in a "Material Adverse Effect" or language of similar import, no inference shall be drawn therefrom that any Agent or Lender has knowledge or approves of any noncompliance by any of the Borrowers or any other Security Party with any governmental rule.

1.5           Forms of Documents.  Except as otherwise expressly provided in this Credit Facility Agreement, references to documents or certificates "substantially in the form" of Exhibits to another document shall mean that such documents or certificates are duly completed in the form of the related Exhibits with substantive changes subject to the provisions of Section 14.8 of this Credit Facility Agreement, as the case may be, or the correlative provisions of the other Transaction Documents.

2.	REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties.  In order to induce the Agents and the Lenders to enter into this Credit Facility Agreement and to induce the Lenders to make the Facility available, each of the Borrowers (and each of the Guarantor and the Collateral Obligors by its execution of the Consent and Agreement annexed hereto) hereby represents and warrants to the Agents and the Lenders (which representations and warranties shall survive the execution and delivery of this Credit Facility Agreement and the Note and the drawdown of each Advance hereunder) that:

(a)         Due Organization and Power.  each Security Party is duly formed and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under the Transaction Documents to which it is a party, and has complied with all statutory, regulatory and other requirements relative to such business and such agreements;

(b)          Authorization and Consents.  all necessary corporate action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each Security Party to enter into and perform its obligations under the Transaction Documents, to which it is a party, and, in the case of the Borrowers, to borrow, service and repay the Advances and, as of the date of this Credit Facility Agreement, no further consents or authorities are necessary for the service and repayment of the Advances or any part thereof;

(c)           Binding Obligations.  each of the Transaction Documents constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each Security Party as is a party thereto enforceable against such Security Party in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights;

(d)          No Violation.  the execution and delivery of, and the performance of the provisions of, the Transaction Documents to which it is to be a party by each Security Party do not contravene any applicable law or regulation existing at any date this representation is given or any contractual restriction binding on such Security Party or the certificate of incorporation or by-laws (or equivalent instruments) thereof and that the proceeds of the Advances shall be used by the Borrowers exclusively for their own account or for the account of a Subsidiary or Affiliate of the Borrowers;

(e)          Filings; Stamp Taxes.  other than the recording of the Mortgages and the Collateral Mortgages with the appropriate authorities for the flag state of the Vessel to which such mortgage relates, upon the filing of such Mortgages and Collateral Mortgages, and the filing of UCC Financing Statements in the District of Columbia in respect of the Assignments and the Collateral Assignments, and the payment and filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of the Transaction Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to any of the Transaction Documents;

(f)           Litigation.  except as has been publicly disclosed by the Guarantor, no action, suit or proceeding is pending or threatened against the Guarantor or any Subsidiary before any court, board of arbitration or administrative agency which is reasonably likely to result in a Material Adverse Effect;

(g)          No Default.  no Security Party nor any of its Subsidiaries is in default under any material agreement by which it is bound, or is in default in respect of any financial commitment or obligation;

(h)          Vessels.  upon the date of the making of the Delivery Advance under a Tranche, the Vessel to which such Tranche relates:

(i)
will be in the sole and absolute ownership of the respective Borrower as set forth in Schedule 2 and duly registered in such Borrower's name under the flag of a Permitted Jurisdiction, unencumbered, save and except for the Mortgage recorded against it and as permitted thereby;

(ii)
will be classed in the highest classification and rating for vessels of the same age and type with the respective Classification Society as set forth in Schedule 2 without any outstanding recommendations affecting class and without any qualifications;

(iii)	will be operationally seaworthy and in every way fit for its intended service; and

(iv)	will be insured in accordance with the provisions of the Mortgage recorded against it and the requirements thereof in respect of such insurances will have been complied with;

(i)           Insurance.  each of the Security Parties has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses;

(j)           Financial Information.  on or prior to the date hereof, all financial statements, information and other data furnished by the Guarantor and/or the Borrowers to the Administrative Agent are complete and correct, such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements, and, since the date of the Guarantor's financial statements most recently delivered to the Administrative Agent, there has been no Material Adverse Effect as to any of such parties and none thereof has any contingent obligations, liabilities for taxes or other outstanding financial obligations, except as disclosed in such statements, information and data;

(k)          Tax Returns.  the Guarantor and each of its Subsidiaries have filed all tax returns required to be filed by them and have paid all taxes payable by them which have become due, other than those not yet delinquent and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves shall have been set aside on its books;

(l)           Chief Executive Office.  the chief executive office of the Security Parties and chief place of business and the office in which the records relating to the earnings and other receivables of each Subsidiary are kept is located at 1 Vassillissis Sofias Str. & Meg. Alexandrou Str. 151 24, Maroussi, Greece;

(m)         Foreign Trade Control Regulations.  none of the transactions contemplated herein will violate the provisions of any statute or regulation enacted to prohibit or limit economic transactions with foreign Persons including, without limitation, the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Iranian Transaction Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 560, as amended) or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended);

(n)          Equity Ownership.  each of the Borrowers is a wholly owned subsidiary of the Guarantor;

(o)          Environmental Matters and Claims.  (a) except as heretofore disclosed in writing to the Administrative Agent and the Lenders (i) the Guarantor, each of its Subsidiaries and their Affiliates will be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of  the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products ("Materials of Environmental Concern"), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern ("Environmental Laws"); (ii) the Guarantor, each of its Subsidiaries and their Affiliates will have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws ("Environmental Approvals") and will, when required, be in compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) none of the Guarantor, any Subsidiary (including, for the avoidance of doubt, the Borrowers) nor any Affiliate thereof has received any notice of any claim, action, cause of action, investigation or demand by any Person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval ("Environmental Claim") (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Security Parties in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future; and (b) except as heretofore disclosed in writing to the Administrative Agent there is no Environmental Claim pending or threatened against the Guarantor, any Subsidiary or any Affiliate thereof and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against such Persons the adverse disposition of which may result in a Material Adverse Effect;

(p)          Compliance with ISM Code, the ISPS Code, the MTSA and Annex VI.  (i) each Collateral Vessel complies and each Operator with respect to a Collateral Vessel complies with the requirements of the ISM Code, the ISPS Code, the MTSA and Annex VI including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto; and (ii) on and after the Delivery Date with respect to a Vessel, such Vessel and each such other Vessel delivered on or prior to such Delivery Date will comply and each Operator of any such Vessel or Vessels will comply with the requirements of the ISM Code, the ISPS Code, the MTSA and Annex VI including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto;

(q)          No Threatened Withdrawal of DOC, ISSC, SMC or IAPPC.  (i) there is no actual or, to the best of each Security Parties' knowledge, threatened withdrawal of any Operator's DOC or any Collateral Vessel's ISSC, SMC or IAPPC or other certification or documentation related to the ISM Code, Annex VI or otherwise required for the operation of such Collateral Vessels; and (ii) on and after the Delivery Date with respect to a Vessel, there will be no actual or, to the best of each Security Parties' knowledge, threatened withdrawal of any Operator's DOC or such Vessel's (or, with respect to any such other Vessel delivered on or prior to such Delivery Date, such other Vessel's) ISSC, SMC or IAPPC or other certification or documentation related to the ISM Code, Annex VI or otherwise required for the operation of such vessels in respect of any of the Vessels;

(r)           Liens.  there are no liens of any kind on any property owned by the Guarantor or any Subsidiary of the Guarantor other than liens pursuant to the $95M Transaction Documents and liens occurring in the ordinary course of business and paid in a timely manner;

(s)           Financial Indebtedness.  neither the Borrowers nor the Guarantor has, on the date hereof, Financial Indebtedness other than as set out on Schedule 3 hereto;

(t)           No Proceedings to Dissolve.  there are no proceedings or actions pending or contemplated by any Security Party, or, contemplated by any third party, to dissolve or terminate any Security Party;

(u)           Solvency.  in the case of each of the Security Parties, (a) the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, (b) the present fair market salable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (c) it does not and will not have unreasonably small working capital with which to continue its business and (d) it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature;

(v)           Senior/Pari Passu Ranking.  each of the Security Parties' obligations under the Transaction Documents to which it is a party rank (a) at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally and (b) , with respect to the Collateral Obligors, junior to the Collateral Obligors' obligations under the $95M Transaction Documents;

(w)           Taxes on Payments.  all amounts payable by each of the Security Parties to the Administrative Agent under this Credit Facility Agreement and the other Transaction Documents may be made without any deduction for Taxes;

(x)           Jurisdiction/Governing Law.  (a) the irrevocable submission by each of the Security Parties under this Credit Facility Agreement to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, agreement that this Credit Facility is governed by New York law, and agreement not to claim any immunity to which it or its assets may be entitled are legal, valid and binding under the laws of its jurisdiction of incorporation; and (b) any judgment obtained in the courts of the State of New York and the United States District Court for the Southern District of New York will be recognized and enforceable by the courts of its jurisdiction of incorporation, subject to any statutory or other conditions of such jurisdiction;

(y)           Charter Hire.  none of the Borrowers has received prepayments of hire with respect to a period of longer than one month under any Charter Party Agreement;

(z)           Compliance with Laws.  each of the Security Parties is in compliance with all applicable laws except where the failure to comply would not alone or in the aggregate result in a Material Adverse Effect; and

(aa)         Survival.  all representations, covenants and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Advances and the issuance of the Note.

3.            THE ADVANCES

3.1          (a)           Purposes.  The Lenders shall make the Advances available to the Borrowers for the purpose of refinancing and financing the construction and delivery costs of the Vessels.

          (b)           Making of the Advances.

(i)
Each of the Lenders, relying upon each of the representations and warranties set out in Section 2, hereby severally and not jointly agrees with the Borrowers that, subject to and upon the terms of this Credit Facility Agreement, it will, not later than 11:00 A.M. (New York City time) on the Drawdown Date of any Advance in respect of each Tranche (except as provided in subsection (ii) of this Section), make its portion of the relevant Advance, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address and to such account as set forth on Schedule 1 or to such account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Unless the Administrative Agent determines that any applicable condition specified in Section 4 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrowers at the aforesaid address, subject to the receipt of the funds by the Administrative Agent as provided in the immediately preceding sentence, not later than 10:00A.M. (New York City time) on the date of such Advance, and in any event as soon as practicable after receipt. All Advances, subject to the other terms and conditions hereof, shall be in a minimum amount of One Million Dollars ($1,000,000) and in multiples of Two Hundred Fifty Thousand Dollars ($250,000). The Facility and each Tranche hereunder shall be repayable as provided in Section 5.

(ii)
The Lenders' obligation to make the relevant Initial Advance in respect of any Tranche hereunder shall terminate if the conditions precedent provided in Section 4.1 are not each completed to the satisfaction of the Administrative Agent upon the date hereof and the Administrative Agent does not receive a Drawdown Notice in respect of each Initial Advance under any Tranche within 90 days of the date hereof.  The Lenders' obligation to make the relevant Secondary Advance and/or Tertiary Advance in respect of any Tranche hereunder shall terminate if the conditions precedent provided in Section 4.2 are not each completed to the satisfaction of the Administrative Agent and the Administrative Agent does not receive a Drawdown Notice in respect of each Secondary Advance and/or Tertiary Advance under any Tranche prior to the relevant Delivery Date of the relevant Vessel.  The Lenders' obligation to make the relevant Delivery Advance in respect of any Tranche hereunder shall terminate if the conditions precedent provided in Section 4.3 are not each completed to the satisfaction of the Administrative Agent upon the date of the relevant Delivery Advance and the Administrative Agent does not receive a Drawdown Notice in respect of the relevant Delivery Advance at least three (3) Banking Days before the Final Availability Date.  Notwithstanding the foregoing, the Lenders' obligation to make any Advance in respect of any Tranche hereunder shall terminate if the Vessel to which such Tranche relates is not delivered to the Borrowers by the Final Availability Date with respect to such Tranche.

(iii)
Unless the Administrative Agent shall have received notice from a Lender prior to the Drawdown Date of any Advance that such Lender will not make available to the Administrative Agent such Lender's share of such Advance, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Advance in accordance with this Section 3.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrowers (but without duplication and not if such Lender is an affiliate of the Administrative Agent) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, a rate per annum equal to the higher of (y) the LIBOR rate for overnight or weekend deposits plus the Margin and (z) the interest rate applicable thereto pursuant to Section 6.1 and (ii) in the case of such Lender, the LIBOR rate for overnight or weekend deposits.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance included in such Advance for purposes of this Credit Facility Agreement as of the date such Advance was made.  Nothing in this subsection (b)(iii) shall be deemed to relieve any Lender of its obligation to make Advances to the extent provided in this Credit Facility Agreement.  In the event that the Borrowers are required to repay an Advance to the Administrative Agent pursuant to this Section 3.1(b)(iii), as between the Borrowers and the defaulting Lender, the liability for any breakfunding costs as described in Section 4.6 shall be borne by the defaulting Lender.  If the defaulting Lender has not paid any such breakage costs upon demand by the Administrative Agent therefor, the Borrowers shall pay such breakage costs upon demand by the Administrative Agent and the Borrowers shall be entitled to recover any such payment for breakfunding costs made by the Borrowers from the defaulting Lender.

3.2           Drawdown Notice.  The Borrowers shall, at least three (3) Banking Days before a Drawdown Date, serve a notice (a "Drawdown Notice"), substantially in the form of Exhibit I, on the Administrative Agent, which notice shall (a) be in writing addressed to the Administrative Agent, (b) be effective on receipt by the Administrative Agent, (c) specify the amount of such Advance to be drawn, (d)  specify the Banking Day on which such Advance is to be drawn and, subject to the terms of Section 6.3 hereof, the Interest Period, (e) specify the disbursement instructions and (f) be irrevocable.  The Administrative Agent shall deliver the Drawdown Notice to Lenders as soon as practicable after its receipt thereof.

3.3           Effect of Drawdown Notice.  Such Drawdown Notice shall be deemed to constitute a warranty by the Borrowers (a) that the representations and warranties stated in Section 2 (updated mutatis mutandis) are true and correct on and as of the date of such Drawdown Notice and will be true and correct on and as of the relevant Drawdown Date as if made on such date, and (b) that no Event of Default nor any event which with the giving of notice or lapse of time or both would constitute an Event of Default has occurred and is continuing.

3.4           Notation of Advances.  Each Advance made by the Lenders to the Borrowers may be evidenced by a notation of the same made by the Administrative Agent on the grid attached to the Note, which notation, absent manifest error, shall be prima facie evidence of the amount of the relevant Advance.

4.	CONDITIONS

4.1           Conditions Precedent to Initial Advance.  The obligation of the Lenders to make the Facility and any Advance available to the Borrowers under this Credit Facility Agreement shall be expressly subject to the following conditions precedent:

(a)          Corporate Authority.  the Administrative Agent shall have received the following documents in form and substance satisfactory to the Administrative Agent:

(i)
copies, certified as true and complete by an officer of each of the Borrowers, the Collateral Obligors and Noir, of the resolutions of their respective board of directors and, in the case of the Collateral Obligors and Noir, their respective shareholders evidencing approval of the Transaction

 Documents to which it is to be a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(iii)
copies, certified as true and complete by an officer of the Guarantor, of the resolutions of the board of directors evidencing approval of the Transaction Documents to which it is to be a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(iii)
copies, certified as true and complete by an officer of each Security Party and Noir, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Security Parties or Noir as may be required by the Administrative Agent), approvals or consents with respect to the Transaction Documents;

(iv)
copies, certified as true and complete by an officer of each Security Party and Noir, of the certificate of incorporation and by-laws, certificate of formation and operating agreement, or equivalent instruments thereof;

(v)
certificate of an authorized officer of the Guarantor certifying that it legally and beneficially owns, directly or indirectly, all of the issued and outstanding capital stock, or limited liability company membership interests, as the case may be, of each of the Borrowers, each of the Collateral Obligors and Noir and that such capital stock or membership interests are free and clear of any liens, claims, pledges or other encumbrances whatsoever and have been paid in full; and

(vi)	certificates of the jurisdiction of incorporation or formation, as the case may be, of each Security Party and Noir as to the good standing thereof;

(b)          Transaction Documents.  each Security Party shall have duly executed and delivered to the Administrative Agent the following Transaction Documents to which it is a party:

(i)	this Credit Facility Agreement;

(ii)	the Note;

(iii)	the Consent and Agreement;

(iv)	the Guaranty;

(v)	the Account Pledge with respect to the Equity and Reserve Account;

(vi)	the Collateral Account Pledge (which shall also be executed by Noir) with respect to the 'Retention Account' under the $95 M Credit Agreement;

(vii)	the Collateral Account Pledges with respect to the 'Earnings Accounts' under the $95 M Credit Agreement;

(viii)	the Collateral Pledge (which shall also be executed by Noir) with respect to the 'Debt Service Reserve Account' under the $95 M Credit Agreement;

(ix)	the Collateral Mortgages;

(x)	the Assignments of Shipbuilding Contract and Refund Guarantees;

(xi)	the Collateral Earnings Assignments;

(xii)	the Collateral Insurances Assignments (which shall also be executed by the bareboat charterer, if any, and the manager of the relevant Collateral Vessel);

(xiii)	the Collateral Assignments of Charter Party Agreements; and

(xiv)	the Assignment Notices with respect to (x), (xi), (xii) and (xiii) above;

(c)           Solvency.  the Administrative Agent shall have received a certificate of an officer of the Guarantor confirming the representations and warranties with respect to solvency set forth in the Guaranty and containing conclusions as to the solvency of each of the Security Parties;

(d)           Approved Manager Documents.  each Approved Manager shall have duly executed and delivered to the Administrative Agent the Approved Manager's Undertaking relating to each of the Collateral Vessels, if applicable;

(e)           Environmental Claims.  the Administrative Agent shall be satisfied that none of the Security Parties nor any of their Subsidiaries or their Affiliates is subject to any Environmental Claim;

(f)           Equity and Reserve Account.  the Borrowers shall have established an equity and reserve account (the "Equity and Reserve Account") into which Warhol shall make a deposit of $2,833,800, Indiana shall make a deposit of $2,863,800 and Britto shall make a deposit of $5,727,600 (each an "Equity Deposit") and into which the Borrowers shall, collectively, make an additional deposit of $1,000,000 (the "Additional Deposit"), each Equity Deposit and the Additional Deposit to be made prior to the relevant Initial Advance of the relevant Tranche relating to the respective Vessel and to be maintained in the Equity and Reserve Account pursuant to Section 9.1(p);

(g)           Compliance Certificate.  the Administrative Agent shall have received an executed and completed Compliance Certificate with respect to the most recently ended fiscal quarter;

(h)           Vessel Appraisal.  the Administrative Agent shall have received one recent (not older than one month) independently appraised valuations evidencing the Fair Market Value of each Vessels and each Collateral Vessel, which valuations shall be provided at the expense of the Borrowers;

(i)           Money Laundering Due Diligence.  the Administrative Agent shall have received such documentation and other evidence as is reasonably requested by the Administrative Agent in order for each of the Lenders to carry out and be satisfied with the results of all necessary "know your client" or other checks which is required to carry out in relation to the transactions contemplated by the Transaction Documents;

(j)           Subordination Agreement.  the Administrative Agent shall have entered into a subordination agreement with HSH, as agent for the $95M Lenders, and consented to by the Security Parties, in such form and substance as shall be acceptable to the Administrative Agent in its sole discretion, pursuant to which each of $95M Creditors shall consent to the Collateral Mortgages and the Collateral Assignments;

(k)           Shipbuilding Contracts and Refund Guarantees.  the Administrative Agent shall have received certified copies of (i) each executed Shipbuilding Contract in form and substance satisfactory to the Administrative Agent and (ii) each executed Refund Guarantee in form and substance satisfactory to the Administrative Agent and executed by a Refund Guarantor satisfactory to the Administrative Agent;

(l)           Charter Party Agreements and Performance Guarantees.  the Administrative Agent shall have received certified copies of (i) each executed Charter Party Agreement in form and substance satisfactory to the Administrative Agent and (ii) each executed Performance Guarantee in form and substance satisfactory to the Administrative Agent;

(m)           Mortgage Recording; Charterer Subordination.  the Administrative Agent shall have received evidence satisfactory to it that (i) the Collateral Mortgages have been recorded in accordance with the laws of the relevant Permitted Jurisdiction so as to constitute a second preferred mortgage lien under the laws of such jurisdiction and a foreign 'preferred mortgage' under Charter 313 of Title 46 of the United States Code (46 U.S.C. §§31301 et seq.), (ii) each Collateral Vessel is registered in the name of the applicable Collateral Obligor and is free and clear of all registered encumbrances other than the relevant $95M Mortgage and the relevant Collateral Mortgage executed in favor of the Security Trustee and (iii) any charterer with respect to any such Collateral Vessel has subordinated its rights to the rights of the Security Trustee under and pursuant to the relevant Collateral Mortgage;

(n)           ISM and ISPS Code.  the Administrative Agent shall have received a copy of the DOC, SMC, ISSC and IAPPC with respect to each of the Collateral Vessels;

(o)           Process Agent.  the Administrative Agent shall have received evidence that each of the Security Parties have appointed CT Corporation System, having an address at 111 Eighth Avenue, New York, NY 10011, as its true and lawful attorney-in-fact and duly authorized agent for the limited purpose of accepting service of legal process and that each Security Party has agreed that service of process upon such party shall constitute personal service of such process upon such Security Party.  Each of the Security Parties shall have agreed that such appointment shall be maintained for the duration of this Credit Facility Agreement and that if such agent shall cease to act, the Security Parties shall immediately designate and appoint another such agent satisfactory to the Administrative Agent evidence in writing of such other agent's acceptance of such appointment;

(p)           Legal Opinions.  the Administrative Agent, on behalf of the Agents and the Lenders, shall have received legal opinions addressed to the Administrative Agent from (i) G.C. Economou & Associates, counsel for the Security Parties in respect of, inter alia, no material litigation or breach of contract by the Security Parties and no filings are required in Greece, and (ii) Seward & Kissel LLP, special United States, New York, Liberian and Marshall Islands counsel to the Agents and Lenders in respect of inter alia, the corporate authority of the Security Parties and the enforceability of the Transaction Documents, in each case in such form as the Administrative Agent may require, as well as such other legal opinions as the Administrative Agent shall have required as to all or any matters under the laws of the United States of America, the State of New York, the Republic of Greece, the Republic of Liberia, the Republic of the Marshall Islands and the Republic of Malta covering the representations and conditions which are the subjects of Section 2 and this Section 4; and

(q)           Know Your Customer Requirements.  the Administrative Agent shall have received documentation to its satisfaction in connection with its know your customer requirements, including but not limited to:

(i)	completed bank account opening mandates with telephone and fax indemnities to include the list of the Borrowers' authorized signatories and specimens of their signatures;

(ii)	certified list of directors, including titles, business and residential addresses and dates of birth;

(iii)	certified true copy of photo identification (i.e. passport or driving license) and evidence of residential address (i.e. utility bill or bank statement) for all authorized signatories;

(iv)	certificate of ultimate beneficial ownership, certified by the respective secretary of such entity, from the Borrowers with respect to each other Security Party; and

(v)	non-resident declaration forms;

(t)           UCC Financing Statements.  the Administrative Agent shall have received such Uniform Commercial Code Financing Statements for filing with the District of Columbia and such other jurisdictions as the Administrative Agent may reasonably require;

4.2           Conditions Precedent to Secondary Advances and Tertiary Advances.  The obligation of the Lenders to make each Secondary Advance and each Tertiary Advance in respect of a Tranche available to the Borrowers under this Credit Facility Agreement shall be expressly and separately subject to the following further conditions precedent on the relevant Drawdown Date:

(a)           Builder Invoices.  The Administrative Agent shall have received:

(i)	copies of the invoices received from the Builder certified by the relevant Borrower for the relevant installment due under the Shipbuilding Contract to which such Advance relates; and

(ii)
instructions from the relevant Borrower directing the Administrative Agent to release funds from the Equity and Reserve Account in payment of such Borrower's equity portion of the third (keel laying) or fourth (launching) installment, as the case may be, under the relevant Shipbuilding Contract.

                          (b)           Evidence of Construction Milestone.  The Administrative Agent shall have received such evidence (including, for example without limitation, a certificate from the Builder as to the status of construction of the relevant Vessel) as it shall reasonably require to demonstrate that the applicable construction milestone (i.e. keel laying or launching) under the applicable Shipbuilding Contract has been completed to the satisfaction of the Administrative Agent.

4.3           Conditions Precedent to Delivery Advances.  The obligation of the Lenders to make each Delivery Advance in respect of a Tranche available to the Borrowers under this Credit Facility Agreement shall be expressly and separately subject to the following further conditions precedent on the relevant Drawdown Date:

(a)           The Vessels.  the Administrative Agent shall have received evidence satisfactory to it that the relevant Vessel:

(i)	has been delivered to the relevant Borrower;

(ii)	is in the sole and absolute ownership of the relevant Borrower and duly registered in such Borrower's name under the flag of a

Permitted Jurisdiction, respectively, unencumbered, save and except for the Mortgage, recorded against it and as otherwise permitted thereby;

(iv)
is classed in the highest classification and rating for vessels of the same age and type with the respective Classification Society as set forth in Schedule 2 without any material outstanding recommendations;

(v)	is operationally seaworthy and in every way fit for its intended service; and

(vi)	is insured in accordance with the provisions of the Mortgage recorded against it and the requirements thereof in respect of such insurance have been complied with;

(b)           Vessel Documents.  the relevant Borrower shall have duly executed (as appropriate) and delivered to the Administrative Agent:

(i)	the Mortgage over its Vessel;

(ii)	the Insurances Assignment with respect to its Vessel (which shall also be executed by the relevant Charterer and the manager of the Vessel);

(iii)	the Earnings Assignment with respect to its Vessel;

(iv)	the Assignment of Charter Party Agreement with respect to its Vessel;

(v)	the Management Agreement Assignment with respect to its Vessel (if applicable);

(vi)	the Assignment Notices with respect to the above-indicated Assignments; and

(vii)	Uniform Commercial Code Financing Statements for filing with the District of Columbia and in such other jurisdictions as the Administrative Agent may reasonably require;

(c)           Mortgage Recording; Recording Prior to Delivery to Charterer.  the Administrative Agent shall have received evidence satisfactory to it that (i) the Mortgage over the Vessel to which such Delivery Advance relates has been recorded in accordance with the laws of the relevant Permitted Jurisdiction so as to constitute a first preferred mortgage lien under the laws of such jurisdiction and a foreign 'preferred mortgage' under Charter 313 of Title 46 of the United States Code (46 U.S.C. §§31301 et seq.) and (ii) such Mortgage was duly recorded prior to delivery of the relevant Vessel to the Charterer under the applicable Charter Party Agreement;

(d)          Accounts.  the relevant Borrower shall have:

(i)
established with the Administrative Agent (A) an individual earnings account (the "Earnings Account") into which the Assigned Moneys are to be paid and (B) a joint retention account (the "Retention Account") into which, on each Retention Date, the Borrowers shall deposit (from the individual Earnings Accounts or from such other accounts of the Borrowers) an amount equal to the Retention Amount shall be transferred; and

(ii)	duly executed and delivered to the Administrative Agent (A) the Account Pledge with respect to the Retention Account and (B) an Account Pledge with respect to its Earnings Account;

(e)          Additional Documents.  the relevant Borrower shall have delivered to the Administrative Agent each of the following documents:

(i)	an executed management agreement with an Approved Manager, if applicable; and

(ii)
inspection reports acceptable to the Administrative Agent by a surveyor appointed by the Administrative Agent at the Borrowers' expense, of the physical inspection of the relevant Vessel, provided, however, that the Administrative Agent may waive this requirement and reserve the right to have the relevant Vessel inspected after the relevant Advance, if the Borrowers deliver to the Administrative Agent, prior to the relevant Advance, its in-house survey report of the relevant Vessel in form and substance satisfactory to the Administrative Agent, however, all surveys must be done without undue interference with the operation of the relevant Vessel;

(f)           Vessel Liens.  the Administrative Agent shall have received evidence satisfactory to it and to its legal advisor that, save for the liens created by the Mortgage and the Assignments relating to such Vessel, there are no liens, charges or encumbrances of any kind whatsoever on such Vessel or on its earnings except as permitted hereby or by any of the Security Documents;

(g)           Vessel Appraisals.  the Administrative Agent shall have received two (three if the first two received differ by more than fifteen percent) recent (not older than one month) independently appraised valuations evidencing the Fair Market Value of each of the Vessels, which valuations shall be provided at the expense of the Borrowers;

(h)           ISM and ISPS Code.  the Administrative Agent shall have received a copy of the DOC, SMC, ISSC and IAPPC for the Vessel to which such Delivery Advance relates;

(i)           Approved Manager Documents.  each Approved Manager shall have duly executed and delivered to the Administrative Agent the Approved Manager's Undertaking relating to the relevant Vessel, if applicable;

(j)           Legal Opinions.  the Administrative Agent, on behalf of the Agents and the Lenders, shall have received legal opinions addressed to the Administrative Agent from (i) G.C. Economou & Associates, counsel for the Security Parties in respect of, inter alia, no material litigation or breach of contract by the Security Parties and no filings are required in Greece, (ii) counsel for the Security Parties, which counsel shall be acceptable to the Lenders in their sole discretion, in respect of, inter alia, the enforceability, proper execution and recordation of the applicable Mortgages in the Republic of Malta and (iii) Seward & Kissel LLP, special United States, New York, Liberian and Marshall Islands counsel to the Agents and Lenders in respect of, inter alia, the corporate authority of the relevant Borrower and the enforceability of the relevant Security Documents, in each case in such form as the Administrative Agent may require, as well as such other legal opinions as the Administrative Agent shall have required as to all or any matters under the laws of the United States of America, the Republic of Greece, the State of New York, the Republic of Liberia and the Republic of Malta or any other relevant Permitted Jurisdiction covering the representations and conditions which are the subjects of Sections 2 and this Section 4.

4.4           Further Conditions Precedent.  The obligation of the Lenders to make any Advance available to the Borrower under this Credit Facility Agreement shall be expressly and separately subject to the following further conditions precedent on the relevant Drawdown Date:

(a)           Drawdown Notice.  the Administrative Agent having received a Drawdown Notice in accordance with the terms of Section 3.2;

(b)           Representations and Warranties.  the representations stated in Section 2  (updated mutatis mutandis to such date) being true and correct as if made on and as of that date;

(c)           No Event of Default.  no Event of Default having occurred and being continuing and no event having occurred and being continuing which, with the giving of notice or lapse of time, or both, would constitute an Event of Default;

(d)           No Change in Laws.  the Administrative Agent being satisfied that no change in any applicable laws, regulations, rules or in the interpretation thereof shall have occurred which make it unlawful for any Security Party to make any payment as required under the terms of the Transaction Documents or any of them;

(e)           No Material Adverse Effect.  there having been no Material Adverse Effect since the date hereof; and

(f)           Fees.  the Administrative Agent shall have received payment in full of all fees and expenses then due to the Agents and/or the Lenders under Section 13 and the Fee Letter (including, without limitation, payment in full of the Arrangement Fee (as defined in the Fee Letter)).

4.5           Conditions Subsequent.  The Borrowers shall deliver to the Administrative Agent:

(a)           within ten (10) days after the date of first Advance made under this Agreement, duly executed acknowledgements (in form and substance satisfactory to the Administrative Agent) from each of the Builder and the Refund Guarantor (as applicable) to the applicable Assignment Notice given pursuant to any Assignment of Shipbuilding Contract and Refund Guarantee; and

(b)           within ten (10) days after the date of first Advance made under this Agreement, duly executed acknowledgements (in form and substance satisfactory to the Administrative Agent) from each applicable charterer and insurer of a Collateral Vessel (as applicable) to the applicable Assignment Notice given pursuant to any Collateral Assignment.

(c)           within ten (10) days after each Delivery Advance, the signed acknowledgment of the relevant Charterer to the applicable Assignment of Charter Party Agreement;

(d)           within ten (10) days after each Delivery Advance, the signed acknowledgment of the relevant insurers with respect to the applicable Insurances Assignment;

4.6           Breakfunding Costs.  In the event that, on the date specified for the making of an Advance in any Drawdown Notice, the Lenders shall not be obliged under this Credit Facility Agreement to make such Advance available, the Borrowers shall indemnify and hold the Lenders fully harmless against any losses which the Lenders (or any thereof) may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement of such Drawdown Notice and the certificate of the relevant Lender or Lenders shall, absent manifest error, be conclusive and binding on the Borrowers as to the extent of any such losses.

4.7           Satisfaction after Drawdown.  Without prejudice to any of the other terms and conditions of this Credit Facility Agreement, in the event the Lenders, in their sole discretion, make any Advance prior to the satisfaction of all or any of the conditions referred to in this Section 4, each of the Borrowers hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within fourteen (14) days after the relevant Drawdown Date (or such longer period as the Lenders, in their sole discretion, may agree).

5.	REPAYMENT AND PREPAYMENT

5.1           Repayment.  (a) Subject to the provisions of this Section 5 regarding prepayments and the application thereof and subject to repayment of the Facility at the Lenders' demand pursuant to Section 6.1(b), the Borrowers shall, on the Payment Dates, repay the principal amount of that portion of the Facility attributable to:

(i)
Tranche A in forty (40) consecutive installments payable quarterly in arrears commencing on the date occurring three (3) months after the Delivery Advance of Tranche A.  The amount of each of the installments shall be as follows: (i) the first through eighth installments shall each be in the amount of Six Hundred Thousand Dollars ($600,000); (ii) the ninth through twentieth installments shall each be in the amount of Seven Hundred Thousand Dollars ($700,000); and (iii) the twenty-first through fortieth installments shall each be in the amount of Seven Hundred Fifty Thousand Dollars ($750,000).  A balloon payment of Eleven Million Nine Hundred Forty Five Thousand Five Hundred Dollars ($11,945,500), or such other amount as remains outstanding, shall be payable on the Final Tranche A Final Payment Date.  The amount of each installment and the balloon payment shall be reduced pro rata in the event less than the maximum amount of Tranche A is drawn down;

(ii)
Tranche B in forty (40) consecutive installments payable quarterly in arrears commencing on the date occurring three (3) months after the Delivery Advance of Tranche B.  The amount of each of the installments shall be as follows: (i) the first through eighth installments shall each be in the amount of Six Hundred Thousand Dollars ($600,000); (ii) the ninth through twentieth installments shall each be in the amount of Seven Hundred Thousand Dollars ($700,000); (iii) the twenty-first through fortieth installments shall each be in the amount of Seven Hundred Fifty Thousand Dollars ($750,000).  A balloon payment of Twelve Million Three Hundred Seventy Thousand Five Hundred Dollars ($12,370,500), or such other amount as remains outstanding, shall be payable on the Final Tranche B Final Payment Date.  The amount of each installment and the balloon payment shall be reduced pro rata in the event less than the maximum amount of Tranche B is drawn down; and

(iii)
Tranche C in forty (40) consecutive installments payable quarterly in arrears commencing on the date occurring three (3) months after the Delivery Advance of Tranche C.  The amount of each of the installments shall be as follows: (i) the first through eighth installments shall each be in the amount of Six Hundred Thousand Dollars ($600,000); (ii) the ninth through twentieth installments shall each be in the amount of Seven Hundred Thousand Dollars ($700,000); and (iii) the twenty-first through fortieth installments shall each be in the amount of Seven Hundred Fifty Thousand Dollars ($750,000).  A balloon payment of Twelve Million Three Hundred Seventy Thousand

Five Hundred Dollars ($12,370,500), or such other amount as remains outstanding, shall be payable on the Final Tranche C Payment Date.  The amount of each installment and the balloon payment shall be reduced pro rata in the event less than the maximum amount of Tranche C is drawn down.

(b)       In the event that any Delivery Advance under any Tranche is not drawn down by the Final Availability Date with respect to such Tranche, such Tranche shall be repaid in full on the Final Availability Date with respect to such Tranche together with accrued interest and breakage costs as applicable.

5.2          Voluntary Prepayment; No Re-Borrowing.  The Borrowers may prepay, upon seven (7) Banking Days written notice, any outstanding Advance or any portion thereof, without penalty, provided that if such prepayment is made on a day other than the last day of the Interest Period of such Advance such prepayment shall be made together with the costs and expenses provided for in Section 5.5.  Each prepayment shall be in a minimum amount of One Million Dollars ($1,000,000) plus any One Million Dollar ($1,000,000) multiple thereof or the full amount of the then outstanding Tranches.  Prepayments shall be applied to the remaining payments on a pro-rata basis and will not be available for re-borrowing.

5.3          Mandatory Prepayment Upon Sale or Loss of Vessel.  On (i) any sale of a Vessel or (ii) the earlier of (x) one hundred eighty (180) days after the Total Loss of a Vessel or (y) the date on which the insurance proceeds in respect of such loss are received by the Borrowers or the Security Trustee as assignee thereof or (iii) any of the Borrowers is released from its obligations hereunder, the Borrowers shall prepay the Facility and/or any commitment of the Lenders under the Facility will be reduced in an amount equal to the greater of (i) the amounts outstanding under the Tranche to which such Vessel relates and (ii) the amount required to ensure that the Hull Cover Ratio in relation to the remaining Vessels is not less than the Required Percentage.   Any prepayment under this Section 5.3 shall be applied towards the remaining scheduled installments in inverse order of maturity.

5.4          Sale or Loss of Collateral Vessel.  On (i) any sale of a Collateral Vessel or (ii) the earlier of (x) one hundred eighty (180) days after the Total Loss of a Collateral Vessel or (y) the date on which the insurance proceeds in respect of such loss are received by the Collateral Obligors or the Security Trustee as assignee thereof, the Borrowers shall ensure that any sale or insurance proceeds with respect to such Collateral Vessel, to the extent that any such proceeds remain after giving effect to the prepayment provisions with respect to such Collateral Vessel in the $95M Transaction Documents, are deposited in the Equity and Reserve Account and any such funds shall, at the election of the Borrowers, either (A) remain in the Equity and Reserve Account until the Borrowers' obligations under this Credit Facility Agreement, the Note and the Security Documents have been satisfied in full or (B) be used to prepay the Facility.

5.5        Interest and Costs with Prepayments/Application of Prepayments.  Any prepayment of the Advances made hereunder (including, without limitation, those made pursuant to Sections 5 and 9.4) shall be subject to the condition that on the date of prepayment all accrued interest to the date of such prepayment shall be paid in full with respect to the Advances or portions thereof being prepaid, together with any and all costs or expenses incurred by any Lender in connection with any breaking of funding (as certified by such Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrowers).

6.             INTEREST AND RATE

6.1           Applicable Rate.  (a) Each Advance shall bear interest at the Applicable Rate, which shall be defined as the rate per annum which is equal to the aggregate of (1) LIBOR for the relevant Interest Period, plus (2)  Mandatory Costs, plus (3) the Margin.  The Applicable Rate shall be determined by the Administrative Agent two (2) Banking Days prior to the first (1st) day of the relevant Interest Period and the Administrative Agent shall promptly notify the Borrowers in writing of the Applicable Rate as and when determined.  Each such determination, absent manifest error, shall be conclusive and binding upon the Borrowers.

(b)           The Lenders and the Borrowers shall negotiate in good faith to determine the Margin for the period following the Margin Final Date; provided, however, that should an agreement on the Margin for the period following the Margin Final Date not be reached between the Lenders and the Borrowers by two (2) days before the Margin Final Date, the Lenders shall as of the Margin Final Date be entitled to demand immediate repayment of the outstanding Facility together with accrued interest thereon.

6.2           Default Rate.  Any amounts due under this Credit Facility Agreement, not paid when due, whether by acceleration or otherwise, shall bear interest thereafter from the due date thereof until the date of payment at a rate per annum equal to (i) the Applicable Rate, plus two percent (2%) per annum (the "Default Rate").  In addition, following the occurrence of any Event of Default  and until such Event of Default is cured to the satisfaction of the Majority Lenders, the Facility shall bear interest at the Default Rate.

6.3           Interest Periods.  The Borrowers shall give the Administrative Agent an Interest Notice specifying the Interest Period selected for the next subsequent Interest Period at least three (3) Banking Days prior to the end of any then existing Interest Period, which notice the Administrative Agent agrees to forward on to all Lenders on a same day basis or as soon as practicable.  If at the end of any then existing Interest Period the Borrowers fail to give an Interest Notice, the relevant Interest Period shall be three (3) months.  The Borrowers' right to select an Interest Period shall be subject to the restriction that no selection of an Interest Period shall be effective unless each Lender is satisfied that the necessary funds will be available to such Lender for such period and that no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing, in which case the Interest Period shall be determined by the Administrative Agent in its sole discretion.  Interest Periods for each Tranche hereunder shall be consolidated as soon as practicable, but in no event later than thirty (30) days after the delivery of the Vessel to which such Tranche relates.  The Borrowers shall reimburse the Lenders for any and all costs or expenses incurred by the Lenders in connection with any breaking of funding (as certified by each Lender, which certification, absent manifest error, shall be conclusive and binding on the Borrowers) as a consequence of such consolidation.  Unless and until the Borrowers and the Lenders agree to a Margin for the period following the Margin Final Date, no Interest Period shall extend beyond the Margin Final Date.

6.4           Interest Payments.  Accrued interest on the Facility shall be payable in arrears on the last day of each Interest Period, except that if the Borrowers shall select an Interest Period in excess of three (3) months, accrued interest shall be payable during such Interest Period on each three (3) month anniversary of the commencement of such Interest Period and upon the end of such Interest Period (each an "Interest Payment Date").

7.	PAYMENTS

7.1           Place of Payments, No Set Off.  All payments to be made hereunder by the Borrowers shall be made to the Administrative Agent, not later than 10 a.m. New York time (any payment received after 10 a.m. New York time shall be deemed to have been paid on the next Banking Day) on the due date of such payment, at its office located at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany, or to such other office of the Administrative Agent as the Administrative Agent may direct, without set-off or counterclaim and free from, clear of, and without deduction or withholding for, any Taxes, provided, however, that if the Borrowers shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Lenders hereunder, then the Borrowers shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Borrowers shall promptly send to the Administrative Agent such documentary evidence with respect to such withholding or deduction as may be required from time to time by the Lenders, including evidence that the Borrowers have duly paid the withholding or deductions as required.

7.2           Tax Credits.  If any Lender obtains the benefit of a credit against the liability thereof for federal income taxes imposed by any taxing authority for all or part of the Taxes as to which the Borrowers have paid additional amounts as aforesaid in Section 7.1, then such Lender shall pay an amount to the Borrowers which that Lender determines will leave it (after such payment) in the same position as it would have been had the Tax payment not been made by the Borrowers.

7.3           Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim or pursuant to a secured claim under Section 506 of the Federal Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, exercised or received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Advance or Advances as a result of which its funded Commitment shall be proportionately less than the funded Commitment of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the funded Commitment of such other Lender so that the aggregate funded Commitment of each Lender shall be in the same proportion to the aggregate funded Commitments then outstanding as its funded Commitment prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all funded Commitments outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 7.3 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  Any Lender holding a participation in a funded Commitment deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made an Advance in the amount of such participation.  Each of the Borrowers expressly consent to the foregoing arrangement.

7.4           Computations; Banking Days.  (A)    All computations of interest and fees shall be made by the Administrative Agent or the Lenders, as the case may be, on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest or fees are payable.  Each determination by the Administrative Agent or the Lenders of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error;

(B)
Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Banking Day, such payment shall be due and payable on the next succeeding Banking day unless the next succeeding Banking Day falls in the following calendar month, in which case it shall be payable on the immediately preceding Banking Day.

8.	EVENTS OF DEFAULT

8.1           Events of Default.  The occurrence of any of the following events shall be an Event of Default:

(a)           Non-Payment of Principal.  any payment of principal is not paid when due; or

(b)           Non-Payment of Interest or Other Amounts.  any interest or any other amount becoming payable to any of the Finance Parties under any of the Transaction Documents is not paid within three (3) Banking Days of the due date or date of demand (as the case may be); or

(c)           Representations.  any representation, warranty or other statement made by any of the Borrowers in this Credit Facility Agreement or by any Security Party in any of the Transaction Documents or in any other instrument, document or other agreement delivered in connection herewith or therewith proves to have been untrue or misleading in any material respect as at the date as of which made or confirmed; or

(d)           Impossibility; Illegality.  it becomes impossible or unlawful for any of the Security Parties to fulfill any of its covenants or obligations hereunder, under the Note or under any of the Transaction Documents or for any of the Finance Parties to exercise any of the rights vested in any of them hereunder, under the Note or under any of the other Transaction Documents; or

(e)           Mortgage.  there is an event of default under any Mortgage or Collateral Mortgage; or
(f)            Covenants.  any Security Party (i) defaults in the due and punctual observance or performance of Sections 9.1(c), 9.1(h), 9.1(j), 9.1(k), 9.1(m), 9.1(n), 9.2(h) or 9.2(k) and such default continued unremedied for a period of sixty (60) days or (ii) defaults under any other term, covenant or agreement contained in any of the Transaction Documents or in any other instrument, document or other agreement delivered in connection herewith or therewith, or there occurs any other event which constitutes a default under any of the Transaction Documents, in each case other than an Event of Default referred to elsewhere in this Section 8.1; or

(g)           Debt.  any Security Party shall default in the payment when due of any Debt or of any other debt, in either case, in the outstanding principal amount equal to or exceeding Five Hundred Thousand Dollars ($500,000) or such debt or debt is, or by reason of such default is subject to being, accelerated or any party becomes entitled to enforce the security for any such Debt or debt and such party shall take steps to enforce the same, unless such default or enforcement is being contested in good faith and by appropriate proceedings or other acts and the Security Party, Subsidiary or Affiliate of the Guarantor, as the case may be, shall set aside on its books adequate reserves with respect thereto; or

(h)           Ownership of Borrowers or Collateral Obligors.  the Guarantor shall cease to own directly or indirectly, one hundred percent (100%) of any of the Borrowers or the Collateral Obligors; or

(i)           Bankruptcy.  any Security Party or any Subsidiary or any Affiliate of the Guarantor commences any proceeding under any reorganization, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy or liquidation law or statute of any jurisdiction, whether now or hereafter in effect (a "Proceeding"), or there is commenced against any thereof any Proceeding and such Proceeding remains undismissed or unstayed for a period of thirty (30) days or any receiver, trustee, liquidator or sequestrator of, or for, any thereof or any substantial portion of the property of any thereof is appointed and is not discharged within a period of thirty (30) days or any thereof by any act indicates consent to or approval of or acquiescence in any Proceeding or the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or of, or for, any substantial portion of its property; or

(j)           Termination of Operations; Sale of Assets.  except as expressly permitted under this Credit Facility Agreement, any Security Party ceases its operations or sells or otherwise disposes of all or substantially all of its assets or all or substantially all of the assets of any Security Party are seized or otherwise appropriated; or

(k)           Judgments.  any judgment or order is made, the effect whereof would be to render ineffective or invalid any of the Transaction Documents or any material provision thereof, or any Security Party asserts that any such agreement or provision thereof is invalid; or

(l)           Inability to Pay Debts.  any Security Party or any Subsidiary or any Affiliate of the Guarantor is unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any material indebtedness of any Security Party or any Affiliate of the Guarantor; or
(m)          Change in Financial Position.  any change in the financial position of any Security Party or any Affiliate of the Guarantor which, in the opinion of the Majority Lenders, shall have a Material Adverse Effect; or

(n)           Change in Control.  a Change of Control shall occur with respect to the Guarantor; or

(o)           Cross-Default.  any Security Party or any Subsidiary or any Affiliate of the Guarantor defaults under any material contract or material agreement, including, without limitation, any $95M Transaction Document, to which it is a party or by which it is bound.

Upon and during the continuance of any Event of Default, the Lenders' obligation to make any Advance available shall cease and the Administrative Agent may, and on the instructions of the Majority Lenders shall, by notice to the Borrowers, declare the entire unpaid balance of the then outstanding Advances, accrued interest and any other sums payable by the Borrowers hereunder or under the Note due and payable, whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subsections (i) or (l) of this Section 8.1 with respect to the Borrowers, the Note shall be immediately due and payable without declaration or other notice to the Borrowers.  In such event, the Lenders may proceed to protect and enforce their rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in any Transaction Document, or in aid of the exercise of any power granted herein or therein, or the Lenders may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted under the terms of any Transaction Document or by applicable law for the collection of all sums due, or so declared due, on the Note.  Without limiting the foregoing, each of the Borrowers agrees that during the continuance of any Event of Default each of the Lenders shall have the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrowers to the Lenders hereunder and/or under the Note (whether or not then due) all moneys and other amounts of the Borrowers then or thereafter in possession of any Lender, the balance of any deposit account (demand or time, mature or unmatured) of the Borrowers then or thereafter with any Lender and every other claim of the Borrowers then or thereafter against any of the Lenders.

8.2           Indemnification.  Each of the Borrowers agrees to, and shall, indemnify and hold the Finance Parties harmless against any loss, as well as against any costs or expenses (including legal fees and expenses), which any of the Finance Parties sustains or incurs as a consequence of any default in payment of the principal amount of the Facility, interest accrued thereon or any other amount payable hereunder, under the Note or under any Transaction Document, including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Facility or any portion thereof.  Any Finance

Party's certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Borrowers.

8.3           Application of Moneys.  Except as otherwise provided in any Transaction Document, all moneys received by the Agents or the Lenders under or pursuant to this Credit Facility Agreement, the Note or any of the other Transaction Documents after the happening of any Event of Default (unless cured to the satisfaction of the Majority Lenders) shall be applied by the Administrative Agent in the following manner:

(A)
first, in or towards the payment or reimbursement of any expenses or liabilities incurred by the Finance Parties in connection with the ascertainment, protection or enforcement of their rights and remedies hereunder, under the Note and under any of the other Transaction Documents,

(B)	second, in or towards payment of any interest owing in respect of the Facility,

(C)	third, in or towards repayment of principal owing in respect of the Facility,

(D)	fourth, in or towards payment of all other sums which may be owing to the Finance Parties under the Transaction Documents (other than any Interest Rate Agreement),

(E)
fifth, in or towards payments of any amounts then owed under any Interest Rate Agreement, including, but not limited to, any costs associated with unwinding any Interest Rate Agreement, on a pari passu basis, and

(F)	sixth, the surplus (if any) shall be paid to the Borrowers or to whosoever else may be entitled thereto.

9.	COVENANTS

9.1           Affirmative Covenants.  Each of the Borrowers (and the Guarantor and each of the Collateral Obligors by its execution of the Consent and Agreement annexed hereto), hereby covenant and undertake with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of any of the Transaction Documents, it will:

(a)           Performance of Agreements.  duly perform and observe, and procure the observance and performance by all other parties thereto (other than the Agents and the Lenders) of, the terms of the Transaction Documents;

(b)           Notice of Default, etc.  promptly upon, and in any event no later than three (3) Banking Days after, obtaining knowledge thereof, inform the Administrative Agent of the occurrence of (a) any Event of Default or of any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, (b) any litigation or governmental proceeding pending or threatened against it or against any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, including but not limited to, in respect of any Environmental Claim, (c) the withdrawal of any Vessel's rating by its Classification Society or the issuance by the Classification Society of any material recommendation or notation affecting class and (d) any other event or condition which is reasonably likely to have a Material Adverse Effect;

(c)          Obtain Consents.  without prejudice to Section 2.1 and this Section 9.1, obtain and maintain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its and the other Security Parties' respective obligations under the Transaction Documents;

(d)          Financial Information.  deliver to each Lender:

(i)
as soon as available but not later than one hundred twenty (120) days after the end of each fiscal year of the Guarantor, complete copies of the consolidated financial reports of the Guarantor and its Subsidiaries (together with a Compliance Certificate and a detailed reconciliation of all of the differences between GAAP as at December 31, 2007 and as at the time of delivery), all in reasonable detail, which shall include at least the consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be audited reports prepared by an Acceptable Accounting Firm, and each of the Borrowers shall provide to each Lender as soon as available but not later than one hundred eighty (180) days after the end of each fiscal year of such Borrower and any Charterers, complete copies of the consolidated financial reports of each of the Borrowers and consolidated, audited financial reports of each of the Charterers;

(ii)
as soon as available but not later than forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Guarantor, a quarterly interim consolidated balance sheet of the Guarantor and its Subsidiaries and the related consolidated profit and loss statements and sources and uses of funds (together with a Compliance Certificate and a detailed reconciliation of all of the differences between GAAP as at December 31, 2007 and as at the time of delivery), all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of the Guarantor;

(iii)
within ten (10) days of the filing thereof at the email addresses (as provided by the Administrative Agent from time to time), electronic copies of all registration statements and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and other material filings which the Guarantor shall have filed with the Securities and Exchange Commission or any similar governmental authority;

(iv)	promptly upon the mailing thereof to the shareholders of the Guarantor, copies of all financial statements, reports, proxy statements and other communications provided to the Guarantor's shareholders;

(v)
within ten (10) days of the Security Parties' receipt thereof, copies of all audit letters or other correspondence from any external auditors including material financial information in respect of the Security Parties;

(vi)
such other statements (including, without limitation, monthly consolidated statements of operating revenues and expenses), lists of assets and accounts, budgets, forecasts, reports and other financial information with respect to its business as the Administrative Agent may from time to time request, certified to be true and complete by the chief financial officer of each of the Guarantor;

(e)           Vessel Valuations.  reimburse the Administrative Agent for the cost of appraisals of the Fair Market Value of the Vessels.  The Administrative Agent shall be entitled to obtain such valuations (1) in connection with the Vessels from two ship brokers approved by the Lenders one time per Vessel in each calendar year, to be delivered on each six month anniversary of the date of the Initial Advance relating to the Tranche for such Vessel, (2) in connection with the Collateral Vessels from one ship broker approved by the Lenders one time per Vessel in each calendar year, to be delivered on each anniversary of the date of this Agreement and (3) upon the occurrence of an Event of Default;

(f)           Corporate Existence.  do or cause to be done, and procure that each Subsidiary of the Guarantor shall do or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, or limited liability company existence, as the case may be, and all licenses, franchises, permits and assets necessary to the conduct of its business;

(g)           Books and Records.  at all times keep, and cause each Subsidiary of the Guarantor to keep, proper books of record and account into which full and correct entries shall be made in accordance with GAAP;

(h)           Taxes and Assessments.  pay and discharge, and cause each Subsidiary of the Guarantor to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto;

(i)           Inspection.  allow, and cause each Subsidiary to allow, upon ten (10) Banking Days notice from the Administrative Agent, any representative or representatives designated by the Administrative Agent, subject to applicable laws and regulations, to visit and inspect any of its properties, and, on request, to examine its books of account, records, reports, agreements and other papers and to discuss its affairs, finances and accounts with its officers, all at such times and as often as the Administrative Agent requests;

(j)           Inspection and Survey Reports.  if the Lenders shall so request, permit the Lenders to inspect any Vessel or any Collateral Vessel and shall provide the Lenders with copies of all internally generated inspection or survey reports on the Vessels and the Collateral Vessels, provided, however, that if the Vessels and the Collateral Vessels are found in satisfactory condition, the cost of such inspections shall be borne by the Borrowers not more than once a year;

(k)           Compliance with Statutes, Agreements, etc.  do or cause to be done, and cause each Subsidiary to do and cause to be done, all things necessary to comply with all contracts or agreements to which it, or any Subsidiary is a party, and all laws, and the rules and regulations thereunder, applicable to the Borrowers, the Guarantor or such Subsidiary, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(l)           Environmental Matters.  promptly upon the occurrence of any of the following conditions, provide to the Administrative Agent a certificate of an executive officer thereof, specifying in detail the nature of such condition and its proposed response or the response of its Environmental Affiliates:  (a) its receipt or the receipt by any other Security Party or any Environmental Affiliates of the Borrowers or any other Security Party of any written communication whatsoever that alleges that such Person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to have a Material Adverse Effect, (b) knowledge by it, or by any other Security Party or any Environmental Affiliates of the Borrowers or any other Security Party that there exists any Environmental Claim pending or threatened against any such Person, which could reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it, any other Security Party or against any Environmental Affiliates of the

Borrowers or any other Security Party, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect.  Upon the written request by the Administrative Agent, it will submit to the Administrative Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

(m)           Vessel Management.  cause each of the Vessels to be technically and commercially managed properly and maintained according to shipping industry standards.  At the termination of any of the Charter Party Agreements, cause the respective Vessel to be managed commercially by Top Tanker Management Inc., which may subcontract the technical management of such Vessel to V. Ships or Hanseatic or any other management company acceptable to the Majority Lenders;

(n)           ISM Code, ISPS Code, MTSA and Annex VI Matters.  (i) procure that the Operator will comply with and ensure each of the Vessels and Collateral Vessels will comply with the requirements of the ISM Code, ISPS Code, MTSA and Annex VI in accordance with the implementation schedule thereof, including (but not limited to) the maintenance and renewal of valid certificates and when required, security plans, pursuant thereto; and (ii) will procure that the Operator will immediately inform the Administrative Agent if there is any threatened or actual withdrawal of its DOC, SMC, the ISSC or IAPPC in respect of any Vessel or any Collateral Vessel; and upon the request of the Administrative Agent (iii) will procure that the Operator will promptly inform the Administrative Agent upon the issuance to the Borrowers or Operator of a DOC and the issuance to any Vessel or any Collateral Vessel of an SMC, ISSC or IAPPC;

(o)           Brokerage Commissions, etc.  indemnify and hold each of the Agents and the Lenders harmless from any claim for any brokerage commission, fee, or compensation from any broker or third party resulting from the transactions contemplated hereby;

(p)           Deposit Accounts; Assignment.  , in the case of each of the Borrowers, (i) on and after its establishment pursuant to Section 4.3(d) maintain an Earnings Account and deposit therein all Assigned Monies (other than as provided in this Section 9.1(p)); (ii) maintain the Equity and Reserve Account and maintain the funds deposited therein pursuant to Section 4.1(f); provided, however, that the Additional Deposit shall be released to the Borrowers on the date of the Delivery Advance with respect to the last delivered Vessel; provided, further, that such funds from the Equity Deposits shall be remitted to the Builder from time to time upon satisfaction of the conditions set forth in Section 4.2 for payment of the relevant Borrower's equity portion of the third (keel laying) or fourth (launching) installment under the relevant Shipbuilding Contract; provided further that the Administrative Agent shall not release: (A) funds from the Equity Deposits in an aggregate amount of more than (1) $2,083,800 to Warhol (2) $2,113,800 to Indiana, and (3) $4,977,600 to Britto (for the avoidance of doubt, $750,000 per Vessel of the Equity Deposits shall remain deposited in the Equity and Reserve Account throughout the tenor of the Facility and shall thereafter be remitted to the relevant Borrowers (1/3 each) upon repayment of the Facility); or (B) the Additional Deposit unless in accordance with the provision above; or (C) the proceeds of any sale or loss of a Collateral Vessel received into the Equity and Reserve Account pursuant to

Section 5.4 unless in repayment of the Facility or until the Borrowers' obligations under this Credit Facility Agreement, the Note and the Security Documents have been satisfied in full; and (iii) on and after its establishment pursuant to Section 4.3(d) maintain the Retention Account and shall ensure that the Retention Amount is transferred each month (from its Earnings Accounts or from such other account(s) of the Borrower(s)) to the Retention Account;

(q)        Insurance.  (i) maintain, and cause each other Security Party to maintain, with financially sound and reputable insurance companies satisfactory to the Administrative Agent, insurance on all their respective properties and against all such risks and in at least such amounts as are usually insured against by companies of established reputation engaged in the same or similar business from time to time, including, but not limited to (A) hull and machinery insurance (fire, marine and other risks, including excess risks and war risks) in an amount of not less than 120% of the Facility or the Fair Market Value of the Vessels, whichever is higher, and (B) protection and indemnity insurance at the highest possible cover available (as of the date of this Credit Facility Agreement, $1,000,000,000 for oil pollution claims) and with a P&I club satisfactory to the Administrative Agent, and (ii) reimburse the Security Trustee for all costs of acquiring and maintaining (A) mortgagee's interest insurance ("MII") in an amount of not less than 120% of the Facility and (B) mortgagee's additional perils pollution insurance ("MAP") in an  amount of not less than 110% of the Facility;

(r)           Interest Rate Agreements.  provide the Swap Provider with a right of first refusal to quote for interest rate swap contracts and all other interest rate hedging related instruments with respect to the Facility.  The Borrowers further undertake with the Swap Provider to hedge at least 75% of the amount of the Facility for a period ending on August 30, 2013 which hedge shall commence within two (2) months of the date on which the first Advance is drawn under the Facility; and

(s)           Subordination of General and Administrative Costs.  take such steps are necessary and as may be advisable to ensure that all general and administrative costs (including, without limitation, ship management fees due and payable to an Approved Manager under any management agreement, if applicable) incurred in connection with the ownership and operation of the Vessels shall be subordinated to the Borrowers' debt service obligations with respect to the Facility.

9.2           Negative Covenants.  Each of the Borrowers (and the Guarantor and each of the Collateral Obligors by its execution of the Consent and Agreement annexed hereto) hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of any of the Transaction Documents, it will not, without the prior written consent of the Majority Lenders (or all of the Lenders if required by Section 14.8):

(a)           Liens.  create, assume or permit to exist, any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon any Collateral or other property except:

(i)	the Mortgages, the Collateral Mortgages, the Assignments, the Collateral Assignments and other liens in favor of the Security Trustee;

(ii)	liens, charges and encumbrances against their respective Vessels or the Collateral Vessels permitted to exist under the terms of the Mortgages or the Collateral Mortgages; and

(iii)	liens, charges and encumbrances on the Collateral Vessels in connection with the $95M Transaction Documents;

(b)           Debt.  (i) with respect to each of the Borrowers and the Collateral Obligors, incur any Debt, excluding Debt to the Agents or any of the Lenders hereunder, other than under the $95M Transaction Documents or in the ordinary course of business, and with respect to the Guarantor, incur any Debt that would violate Section 9.3, (ii) permit any Subsidiary of the Guarantor to incur any Debt that would cause the Guarantor to be in default under any provision of Section 9.3 or (iii) permit the Guarantor to make advances or extend credit to, or become obligated, contingently or otherwise, in respect of any Debt of, any Subsidiary;

(c)           Change of Flag, Class, Management or Ownership.  change the flag of any Vessel or Collateral Vessel other than to a Permitted Jurisdiction, their Classification Society other than to another member of the International Association of Classification Societies designated by the Borrowers and approved by the Administrative Agent, the technical management of any Vessel other than to one or more technical management companies acceptable to the Majority Lenders or the immediate or ultimate ownership of any Vessel or Collateral Vessel;

(d)           Chartering.  (i) enter into any bareboat charter with any party other than the Charterers or a Subsidiary or an Affiliate of the Borrowers or the Guarantor, with respect to any of the Vessels having a duration of, including any options to extend such charter, more than twelve (12) months and (ii) with respect to the Charter Party Agreements and the Performance Guarantees, amend, alter, terminate, assign or otherwise adversely effect the rights of the Lenders hereunder, without the prior consent of the Administrative Agent (acting on behalf of the Majority Lenders);

(e)           Change in Business.  materially change the nature of its business or commence any business materially different from its current business;

(f)           Sale or Pledge of Shares.  with respect to the Guarantor, sell, assign, transfer, pledge or otherwise convey or dispose of any of the shares (including by way of spin-off, installment sale or otherwise) of the capital stock, or limited liability company interests, as the case may be of any of the Borrowers or Collateral Obligors;

(g)           Sale of Assets.  with respect to each of the Borrowers or Collateral Obligors, sell, or otherwise dispose of, any Vessel or Collateral Vessel (unless otherwise in accordance with this Credit Facility Agreement) or any other asset (including  by way of spin-off, installment sale or otherwise) which is substantial in relation to its assets taken as a whole, other than such sales by the one Borrower to another;

(h)           Changes in Offices.  change the location of the chief executive office of any Security Party, the office of the chief place of business of any such parties or the office of the Security Parties in which the records relating to the earnings or insurances of any Vessel are kept unless the Lenders shall have received thirty (30) days prior written notice of such change;

(i)    Consolidation and Merger.  consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it;

(j)           Change Fiscal Year.  change its fiscal year;

(k)           Limitations on Ability to Make Distributions.  create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Borrower to (i) pay dividends or make any other distributions on its capital stock or limited liability company interests, as the case may be, to the Guarantor or any Borrower or pay any Debt owed to the Guarantor, (ii) make any loans or advances to the Guarantor, or (iii) transfer any of its property or assets to the Guarantor;

(l)           Use of Corporate Funds.  permit any Borrower to pay out any funds to any Person except (i) in the ordinary course of business in connection with the management of the business of the Guarantor and its Subsidiaries, including the operation and/or repair of any of the Vessels and other vessels owned or operated by such parties and (ii) the servicing of the Debt permitted hereunder;

(m)           Issuance of Shares.  permit any Borrower or Collateral Obligor to issue or dispose of any shares of its own capital stock or limited liability company interests, as the case may be, to any Person other than the Guarantor;

(n)           No Money Laundering.  in connection with any of the Transaction Documents, contravene or permit any Borrower or Collateral Obligor or any Subsidiary of the Guarantor to contravene, any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities) and comparable United States Federal and state laws.  In addition, each of the Borrowers confirm that they are the beneficiary (within the meaning of Section 8 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) for each Advance made or to be made available to it. The Borrowers will promptly inform the Lenders (by written notice to the Administrative Agent) if any of the Borrowers are not or ceases to be the beneficiary and will provide in writing the name and address of the beneficiary.  Each of the Borrowers agrees that it will submit any documentation on request, if such documentation is required by any of the Lenders to comply with their Anti-Money Laundering/legal identification requirements;

                (o)           Accounts.  will not establish any operating accounts or earnings accounts in respect of the Assigned Moneys with any Lender or with any other financial institution other than the Administrative Agent;

               (p)           Dividends and Distributions to the Guarantor.  with respect to the Borrowers, declare or pay dividends or make any distributions to its shareholders in any form whatsoever in excess of 70% of its net income per year, as evidenced by such Borrower's relevant financial statements;

(q)   Use of Proceeds.  will not use the proceeds of Advances in violation of Regulation T, U or X; and

9.3           Financial Covenants.  The Guarantor, by its execution of the Consent and Agreement annexed hereto, hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal or interest are outstanding or other moneys are owing in respect of any of the Transaction Documents, the Guarantor will:

(a)           Adjusted Net Worth.  maintain at all times an Adjusted Net Worth of not less than Two Hundred Fifty Million Dollars ($250,000,000) and such Adjusted Net Worth shall not be less than Thirty Five Percent (35%) of the Total Assets;

(b)           EBITDA to Fixed Charges.  ensure that EBITDA shall at all times exceed 120% of the aggregate amount of Fixed Charges; and

(c)           Minimum Liquidity.  at all times maintain Liquid Funds in the greater of Twenty Five Million Dollars ($25,000,000), or Five Hundred Thousand Dollars ($500,000) per vessel directly or indirectly owned or bareboat chartered-in and/or leased-back by the Guarantor (the "Minimum Liquidity").

Each of the financial covenants set forth in this Section 9.3 shall be tested on the basis of the quarterly, semi-annual and annual financial statements of the Guarantor and shall be accompanied by a Compliance Certificate, substantially in the form of Exhibit H hereto, detailing all appropriate calculations, prepared and signed by a duly authorized representative of the Guarantor.  In addition, the Guarantor shall provide any information on their financial condition, commitments and operations which any Lender may reasonably require.

9.4           Asset Maintenance.  If at any time during the term of the Credit Facility Agreement, the Fair Market Value of Vessels is less than the Required Percentage, the Borrowers shall, within a period of thirty (30) days following receipt by the Borrowers of written notice from the Administrative Agent notifying the Borrowers of such shortfall and specifying the amount thereof (which amount shall, in the absence of manifest error, be deemed to be conclusive and binding on the Borrowers), either (i) deliver to the Security Trustee such additional collateral as may be satisfactory to the Lenders in their sole discretion of sufficient value to make the aggregate Fair Market Value of said Vessels plus the additional collateral, equal to the Required Percentage or (ii) the Borrowers shall prepay such amount of the Facility (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5.5) as shall result in the Fair Market Value of the Vessels being not less than the Required Percentage.

10.	ASSIGNMENT

This Credit Facility Agreement shall be binding upon, and inure to the benefit of, the Borrowers and the Lenders, the Agents and their respective successors and assigns, except that the Borrowers may not assign any of its rights or obligations hereunder.  Each Lender shall be entitled to assign its rights and obligations under this Credit Facility Agreement or grant participation(s) in the Facility to any third party without the consent of the Borrowers.  Each Lender may transfer all or any part of its rights, benefits and its obligations under this Credit Facility Agreement and any of the other Transaction Documents to any third party (the "Transferee") if the Transferee, by delivery of such undertaking, becomes bound by the terms of this Credit Facility Agreement and agrees to perform all or, as the case may be, part of such Lender's obligations under this Credit Facility Agreement.  Each Lender may disclose to a prospective assignee, transferee or to any other Person who may propose entering into contractual relations with such Lender in relation to the Credit Facility Agreement and such information about each if the Borrowers and the Guarantor as such Lender shall consider appropriate.  The Borrowers will take all actions requested by the Agents or any Lender to effect such assignment, including, without limitation, the execution of a written consent to any Assignment and Assumption Agreement.

11.	ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

11.1           Illegality.  In the event that by reason of any change in any applicable law, regulation or regulatory requirement or in the interpretation thereof, a Lender has a basis to conclude that it has become unlawful for any Lender to maintain or give effect to its obligations as contemplated by this Credit Facility Agreement, such Lender shall inform the Administrative Agent and the Borrowers to that effect, whereafter the liability of such Lender to make its Commitment available shall forthwith cease and the Borrowers shall be required either to repay to such Lender that portion of the Facility advanced by such Lender immediately or, if such Lender so agrees, to repay such portion of the Facility to such Lender on the last day of any then current Interest Period in accordance with and subject to the provisions of Section 11.5.  In any such event, but without prejudice to the aforesaid obligations of the Borrowers to repay such portion of the Facility, the Borrowers and the relevant Lender shall negotiate in good faith with a view to agreeing on terms for making such portion of the Facility available from another jurisdiction or otherwise restructuring such portion of the Facility on a basis which is not unlawful.

11.2           Increased Costs.  If as a result of the implementation of the International Convergence of Capital Measurement and Capital Standards: A Revised Framework (Basel II) or any other change in applicable law, regulation or regulatory requirement (including any applicable law, regulation or regulatory requirement which relates to capital adequacy or liquidity controls or which affects the manner in which any Lender allocates capital resources under this Credit Facility Agreement), or in the interpretation or application thereof by any governmental or other authority, shall:

(i)	subject any Lender to any Taxes with respect to its income from the Facility, or any part thereof; or

(ii)
change the basis of taxation to any Lender of payments of principal or interest or any other payment due or to become due pursuant to this Credit Facility Agreement (other than a change in the basis effected by the jurisdiction of organization of such Lender, the jurisdiction of the principal place of business of such Lender, the United States of America, the State or City of New York or any governmental subdivision or other taxing authority having jurisdiction over such Lender  (unless such jurisdiction is asserted by reason of the activities of the Borrowers or any of the other Security Parties) or such other jurisdiction where the Facility may be payable); or

(iii)
impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, a Lender; or

(iv)	impose on any Lender any other condition affecting the Facility or any part thereof;

and the result of the foregoing is either to increase the cost to such Lender of making available or maintaining its Commitment or any part thereof or to reduce the amount of any payment received by such Lender, then and, in any such case, if such increase or reduction, in the opinion of such Lender, materially affects the interests of such Lender under or in connection with this Credit Facility Agreement:

(i)	the Lender shall notify the Administrative Agent and the Borrowers of the happening of such event, and

(ii)	the Borrowers agree forthwith upon demand to pay to such Lender such amount as such Lender certifies to be necessary to compensate such Lender for such additional cost or such reduction.

11.3           Nonavailability of Funds.  If the Administrative Agent shall determine (i) that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Applicable Rate for the Facility for any Interest Period or (ii) (after consultation with the Lenders) that the Lenders are not able to borrow Dollars from leading banks in the London Interbank Market in the ordinary course of business at published LIBOR rates, the Administrative Agent shall give notice of such determination to the Borrowers.  The Majority Lenders shall then determine the interest rate and/or Interest Period to be substituted for those which would otherwise have applied under this Credit Facility Agreement.  If the Majority Lenders are unable to agree upon such a substituted interest rate and/or Interest Period within thirty (30) days of the giving of such determination notice, the Administrative Agent shall set an interest rate and Interest Period to take effect from the expiration of the Interest Period in effect at the date of determination, which rate shall be equal to the Margin plus the cost to the Lenders (as certified by each Lender) of funding the Facility.  In the event the state of affairs referred to in this

Section 11.3 shall extend beyond the end of the Interest Period, the foregoing procedure shall continue to apply until, as the case may be, circumstances are such that the Applicable Rate may be determined pursuant to Section 6 or the Lenders are able to borrow Dollars from leading banks in the London Interbank Market in the ordinary course of business at published LIBOR rates.

11.4           Lender's Certificate Conclusive.  A certificate or determination notice of any Lender as to any of the matters referred to in this Section 11 shall, absent manifest error, be conclusive and binding on the Borrowers.

11.5   Compensation for Losses.  Where the Facility or any portion thereof is to be repaid by the Borrowers pursuant to this Section 11, the Borrowers agree simultaneously with such repayment to pay to the relevant Lender all accrued interest to the date of actual payment on the amount repaid and all other sums then payable by the Borrowers to the relevant Lender pursuant to this Credit Facility Agreement, together with such amounts as may be certified by the relevant Lender to be necessary to compensate such Lender for any actual loss, premium or penalties incurred or to be incurred thereby on account of funds borrowed to make, fund or maintain its Commitment or such portion thereof for the remainder (if any) of the then current Interest Period or Interest Periods, if any, but otherwise without penalty or premium.

12.	CURRENCY INDEMNITY

12.1           Currency Conversion.  If, for the purpose of obtaining or enforcing a judgment in any court in any country, it becomes necessary to convert into any other currency (the "judgment currency") an amount due in Dollars under the Transaction Documents, then the conversion shall be made, in the discretion of the Administrative Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the "conversion date"), provided that the Administrative Agent shall not be entitled to recover under this section any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under the Transaction Documents.

12.2           Change in Exchange Rate.  If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Borrowers shall pay such additional amounts (if any, but, in any event, not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount then due under the Transaction Documents in Dollars; any excess over the amount due received or collected by the Lenders shall be remitted to the Borrowers.

12.3           Additional Debt Due.  Any amount due from the Borrowers under this Section 12 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of the Transaction Documents.

12.4           Rate of Exchange.  The term "rate of exchange" in this Section 12 means the rate at which the Administrative Agent  in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

13.	FEES AND EXPENSES

13.1           Fees.  During the period beginning from August 29, 2008 (which is the signing date of the Commitment Letter (as such term is defined in the Fee Letter)) and ending on the Final Availability Date with respect to the last delivered Vessel, the Borrowers shall pay, quarterly in arrears, with the final payment to be made on the Final Availability Date of the last delivered Vessel, to the Administrative Agent (for the account of the Lenders), a non-refundable commitment fee (the "Commitment Fee") of fifty hundredths of one percent (0.50%) per annum payable on the average undrawn amount of the Facility.  The Borrowers shall also pay the Lenders such fees as the parties have agreed pursuant to the Fee Letter.

13.2           Expenses.  The Borrowers agree, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Agents for their payment of, the expenses of the Agents and (after the occurrence and during the continuance of an Event of Default) the Lenders incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Agents' and the Lenders' rights or remedies with respect thereto or in the preservation of the Agent's and the Lenders' priorities under the documentation executed and delivered in connection therewith), including, without limitation, all costs and expenses of preparation, negotiation, execution and administration of this Credit Facility Agreement and the documents referred to herein (including, but not limited to, any value added tax imposed on any Lender related to those expenses), the fees and disbursements of the Agents' and Lenders' counsel in connection therewith (including, without limitation, any expenses incurred by the Agents or the Lenders with respect to any legal opinion to be delivered in connection with Section 4 hereof or in connection with any amendment to this Credit Facility Agreement), as well as the fees and expenses of any independent appraisers, surveyors, engineers, inspectors and other consultants retained by the Agents in connection with this Credit Facility Agreement and the transactions contemplated hereby and under the other Transaction Documents, all costs and expenses, if any, in connection with the enforcement of the Transaction Documents and stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the Note) herein contemplated and to hold the Agents and the Lenders free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes.  Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Borrowers to the Agents or the Lenders, as the case may be, when liability therefor is no longer contested by such party or parties or reimbursed immediately by the Borrowers to such party or parties after payment thereof (if the Agents or the Lenders, at their sole discretion, chooses to make such payment).

14.	THE AGENTS

14.1           Appointment of Agents.  Each of the Lenders and the Swap Provider irrevocably appoints and authorizes the Agents severally each to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to such Agent by the terms hereof and thereof.  No Agent nor any of their respective directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under the Transaction Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.  No party to this Credit Facility Agreement (other than the respective Agent) may take any action or institute any proceeding against any current or former director, officer, employee or agent of such Agent in respect of any claim it may have against such Agent or in respect of any act or omission of any kind by that current or former director, officer, employee or agent in relation to any Transaction Document or any other documents in connection therewith, and any current or former director, officer, employee or agent of the Agents may rely on this Section 14.1.

14.2   Security Trustee as Trustee.  Each of the Lenders and the Swap Provider irrevocably appoints the Security Trustee as trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to any of the Transaction Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Finance Party in any Transaction Document),  (ii) all moneys, property and other assets paid or transferred to or vested in any Finance Party or any agent of any Finance Party or received or recovered by any Finance Party or any agent of any Finance Party pursuant to, or in connection with, the Transaction Documents whether from any Security Party or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Finance Party or any agent of any Finance Party in respect of the same (or any part thereof).  The Security Trustee hereby accepts such appointment.

14.3           Distribution of Payments.  Whenever any payment is received by the Administrative Agent from the Borrowers or any other Security Party for the account of the Finance Parties, or any of them, whether of principal or interest on the Note, commissions, fees under Section 13 or otherwise, it will thereafter cause to be distributed on the same day if received before 3 p.m. Hamburg time, or on the next day if received thereafter, like funds relating to such payment ratably to the Lenders according to their respective Commitments or, if applicable, to such other Finance Parties, in each case to be applied according to the terms of this Credit Facility Agreement.  The Administrative Agent shall not be liable for any delay (or any related consequences ) in crediting an account with an amount required under the Credit Facility Agreement to be paid by the Administrative Agent if the Administrative Agent has taken all necessary steps to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent for that purpose.

14.4           Holder of Interest in Note.  The Agents may treat each Lender as the holder of all of the interest of such Lender in the Note.

14.5           No Duty to Examine, Etc.  The Agents shall not be under a duty to examine or pass upon the validity, enforceability, sufficiency, effectiveness or genuineness of any of the Transaction Documents or any instrument, document or communication furnished pursuant to this Credit Facility Agreement or in connection therewith or in connection with any other Transaction Document, and the Agents shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. Nothing contained in this Credit Facility Agreement shall oblige any Agent to carry out any "know your customer" or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agents that it is solely responsible for such checks and may not rely on any statement in relation thereto made by any Agent.

14.6           Agents as Lenders.  With respect to that portion of the Facility made available by it, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Agent, and the term "Lender" or "Lenders" shall include each Agent in its capacity as a Lender.  Each Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with, the Borrowers and the other Security Parties, as if it was not an Agent.

14.7   Acts of the Agents.  Each Agent shall have duties and reasonable discretion, and shall act as follows:

(A)	Obligations of the Agents. The obligations of each Agent under the Transaction Documents are only those expressly set forth herein and therein.

(B)
No Duty to Investigate.  No Agent shall at any time be under any duty to investigate whether an Event of Default, or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred or to investigate the performance of any Transaction Document by any Security Party.

(C)
Discretion of the Agents.  Each Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Transaction Documents, unless the Administrative Agent shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that no Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Credit Facility Agreement or applicable law. Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, all of the Lenders) until such Agent has received such security as it may require for any costs, loss or liability (together with any associated value added tax) which it may incur in complying with said instructions.

(D)
Instructions of Majority Lenders.  Each Agent shall in all cases be fully protected in acting or refraining from acting under any Transaction Document in accordance with the instructions of the Majority Lenders (or, in the case of any Interest Rate Agreement, in accordance with the instructions of the Swap Provider), and any action taken, or failure to act pursuant to such instructions, shall be binding on all of the Lenders any instructions given by the Majority Lenders will be binding on all of the Lenders.

(E)
Power of Attorney.  Each Agent has the right to delegate by power of attorney or otherwise to any Person or Persons all or any of the rights, trusts, powers, authorities and discretions vested in it by this Credit Facility Agreement or any other agreement relating hereto on such terms and conditions as such Agent shall think fit and such Agent shall not be bound to supervise the proceedings or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate provided that such Agent shall have acted reasonably in making such delegation to such delegate and such Agent shall promptly give notice to each of the Lenders of the appointment of any delegate or such delegate as aforesaid.

14.8    Certain Amendments.  Neither this Credit Facility Agreement, the Consent and Agreement, the Note, nor any Security Document nor any terms hereof or thereof may be amended unless such amendment is approved by the Borrowers and the Majority Lenders, provided that no such amendment shall, without the written consent of each Lender affected thereby, (i)  reduce the interest rate or extend the time of a scheduled payment of principal or interest or fees on the Facility, or reduce the principal amount of the Facility or any fees hereunder, (ii) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation (it being understood that a waiver of any Event of Default, other than a payment default, or any mandatory repayment of Facility shall not constitute a change in the terms of any Commitment of any Lender), (iii) amend, modify or waive any provision of this Section 14.8, (iv) amend the definition of Majority Lenders or any other definition referred to in this Section 14.8, (v) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Credit Facility Agreement, (vi) accept payment for the obligations of the Security Parties under this Credit Facility Agreement in any currency other than Dollars, (vii) waive the requirements regarding the delivery of audited financial statements under Section 9.1(d), (viii) release any Security Party from any of its obligations under any Security Document except as expressly provided herein or in such Security Document or (ix) amend any provision relating to the maintenance of collateral under Section 9.4; provided, further, that approval by all Lenders shall be required for any amendment or waivers with respect to Section 5.3 of this Credit Facility Agreement.  All amendments approved by the Majority Lenders under this Section 14.8 must be in writing and signed by the Borrowers, each of the Lenders comprising the Majority Lenders and, if applicable, each Lender affected thereby and any such amendment shall be binding on all the Lenders; provided, however, that any amendments or waivers with respect to Section 5.3 of this Credit Facility Agreement must be in writing and signed by the Borrowers and all of the Lenders.

14.9           Assumption re Event of Default.  Except as otherwise provided in Section 14.15, the Administrative Agent shall be entitled to assume that no Event of Default, or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing, unless the Administrative Agent has been notified by any Security Party of such fact, or has been notified by a Lender that such Lender considers that an Event of Default or such an event (specifying in detail the nature thereof) has occurred and is continuing.  In the event that the Administrative Agent shall have been notified, in the manner set forth in the preceding sentence, by any Security Party or any Lender of any Event of Default or of an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, the Administrative Agent shall notify the Lenders and shall take action and assert such rights under the Transaction Documents as the Majority Lenders (or the in the case of any Interest Rate Agreement, the Swap Provider) shall request in writing.

14.10         Limitations of Liability.  Neither any Agent nor any of the Lenders shall be under any liability or responsibility whatsoever:

(A)
to any Security Party or any other Person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Lenders or any other Person of any of its or their obligations under this Credit Facility Agreement or under any other Transaction Document;

(B)
to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, any Security Party of any of its respective obligations under this Credit Facility Agreement, under the Note or under the other Transaction Documents; or

(C)
to any Lender or Lenders for any statements, representations or warranties contained in this Credit Facility Agreement, in any other Transaction Document or in any document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of any of the Transaction Documents or any document or instrument delivered in connection with the transactions hereby contemplated.

14.11        Indemnification of the Agents.  The Lenders and, with respect to any Interest Rate Agreement, the Swap Provider agree to indemnify each Agent (to the extent not reimbursed by the Security Parties or any thereof), pro rata according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, such Agent in any way relating to or arising out of any Transaction Document, any action taken or omitted by such Agent thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, any Transaction Document, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct.

14.12        Consultation with Counsel.  Each of the Agents may consult with legal counsel reasonably selected by such Agent and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.

14.13        Resignation.  Any Agent may resign at any time by giving thirty (30) days' written notice thereof to the other Agents, the Lenders and the Borrowers.  Upon any such resignation, the Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank or trust company of recognized standing.  Any resignation by an Agent pursuant to this Section 14.13 shall be effective only upon the appointment of a successor Agent. After any retiring Agent's resignation as Agent hereunder, the provisions of this Section 14 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Agent.

this Section 14.13 shall be effective only upon the appointment of a successor Agent. After any retiring Agent's resignation as Agent hereunder, the provisions of this Section 14 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Agent.
14.14       Representations of Lenders.  Each Lender represents and warrants to each other Lender and each Agent that:

(A)
in making its decision to enter into this Credit Facility Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Security Parties, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Lender or any Agent; and

(B)	so long as any portion of its Commitment remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Security Parties.

14.15       Notification of Event of Default.  The Administrative Agent hereby undertakes to promptly notify the Lenders, and the Lenders hereby promptly undertake to notify the Administrative Agent and the other Lenders, of the existence of any Event of Default, which shall have occurred and be continuing, of which the Administrative Agent or Lender has actual knowledge which, for purposes of this Section 14.15, shall mean the actual knowledge of an officer having responsibility for the transactions contemplated by this Credit Facility Agreement.

14.16       No Agency or Trusteeship if not Syndicated.  Unless and until the Facility is syndicated or at any other time HSH is the only Lender, all references to the terms "Agent" and "Security Trustee" shall be deemed to be references to HSH as Lender and not as agent or security trustee.

14.17       Nature of Duties.  The Agents shall have no duties or responsibilities except those expressly set forth in the Transaction Documents.  Neither the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any of the Security Documents or in connection herewith or therewith, unless caused by such Person's gross negligence or willful misconduct (any such liability limited to the applicable Agent to whom such Person relates).  The duties of each of the Agents shall be mechanical and administrative in nature; neither of the Agents shall have by reason of this Credit Facility Agreement or any of the other Transaction Documents, any fiduciary relationship in respect of any Lender or the holder or any Note; and nothing in this Credit Facility Agreement or any of the other Transaction Documents, expressed or implied, is intended to or shall be construed as to impose upon either of the Agents any obligations in respect of this Credit Facility Agreement or any of the other Transaction Documents except as expressly set forth herein or therein.

14.18       Delegation of Power.  The Agents shall be entitled at any time and as often as may be expedient to delegate all or any of the powers and discretions vested in it by this Credit Facility Agreement and each of the other Transaction Documents in such manner and upon such terms and to such Persons as the Agents in their absolute discretion may deem advisable.

15.    NOTICES AND DEMANDS

15.1         Notices.  All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, electronic transmission or similar writing) and shall be given to any Security Party, the Administrative Agent or the Security Trustee at the address, facsimile number or email address of each set forth below and to the Lenders at each such Lender's address, facsimile numbers or email address set forth in Schedule 1 or at such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to each other party hereto.  Any notice sent by facsimile or electronic transmission shall be confirmed by letter dispatched as soon as practicable thereafter.

If to any Security Party:
c/o Top Tanker Management Inc.
1 Vassillissis Sofias Str. & Meg. Alexandrou Str.
151 24, Maroussi, Greece
Attention: Legal Department
Facsimile  No.:  + 30 210 614 1272
Email: legal@toptman.com

If to the Administrative Agent
 or Security Trustee:
HSH Nordbank AG
Gerhart-Hauptmann-Platz 50
20095 Hamburg, Germany
Attention: Shipping, Greek Clients
Facsimile No.:  + 49 40 3333 34121

Every notice or other communication shall, except so far as otherwise expressly provided by this Credit Facility Agreement, be deemed to have been received (provided that it is received prior to 2 p.m. local time; otherwise it shall be deemed to have been received on the next following Banking Day) (i) if given by facsimile or electronic transmission, on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

16.	MISCELLANEOUS

16.1           Time of Essence.  Time is of the essence with respect to this Credit Facility Agreement but no failure or delay on the part of any Lender or any Agent to exercise any power or right under this Credit Facility Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any Lender or any Agent of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

16.2   Invalidity.  If any provision of this Credit Facility Agreement shall at any time, for any reason, be declared invalid, void or otherwise inoperative by a court of competent jurisdiction, such declaration or decision shall not affect the validity of any other provision or provisions of this Credit Facility Agreement, or the validity of this Credit Facility Agreement as a whole and, to the fullest extent permitted by law, the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agents and the Lenders in order to carry out the intentions of the parties hereto as nearly as may be possible.  The invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

16.3           Further Assurances.  Each of the Security Parties agrees that if this Credit Facility Agreement or any Security Document shall, in the reasonable opinion of the Lenders, at any time be deemed by the Lenders for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Lenders may be required in order to more effectively accomplish the purposes of this Credit Facility Agreement, the Note or any other Transaction Document.

16.4           Prior Agreements, Merger.  Any and all prior understandings and agreements heretofore entered into between the Security Parties on the one part, and the Agents or the Lenders, on the other part, whether written or oral, other than the Fee Letter, are superseded by and merged into this Credit Facility Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Security Parties, the Agents and/or the Lenders are parties, which alone fully and completely express the agreements between the Security Parties, the Agents and the Lenders.

16.5           Entire Agreement; Amendments.  This Credit Facility Agreement constitutes the entire agreement of the parties hereto, including all parties added hereto pursuant to an Assignment and Assumption Agreement.   Subject to Section 14.8, any provision of this Credit Facility Agreement, the Consent and Agreement, the Note or any Security Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers, the Agents and the Majority Lenders.  This Credit Facility Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

16.6           Indemnification.  Each of the Borrowers and, by its execution and delivery of the Consent and Agreement set forth below, the Guarantor and each of the Collateral Obligors, jointly and severally agree to indemnify each Lender and each Agent, their respective successors and assigns, and their respective officers, directors, employees, representatives and agents (each an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the obligations of the Borrowers hereunder) be imposed on, asserted against or incurred by, any Indemnitee as a result of, or arising out of or in any way related to or by reason of, (a) any violation by any Security

Party (or any charterer or other operator of any Vessel) of any applicable Environmental Law, (b) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by any Security Party (or, after foreclosure, by any Lender or any Agent or any of their respective successors or assigns), (c) the breach of any representation, warranty or covenant set forth in Sections 2.1 (p) or 9.1(l), (d) the Facility (including the use of the proceeds of the Facility and any claim made for any brokerage commission, fee or compensation from any Person), or (e) the execution, delivery, performance or non-performance of any Transaction Document, or any of the documents referred to herein or contemplated hereby (whether or not the Indemnitee is a party thereto).  If and to the extent that the obligations of the Security Parties under this Section are unenforceable for any reason, the Borrowers and, by its execution and delivery of the Consent and Agreement set forth below, the Guarantor, jointly and severally agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.  The obligations of the Security Parties under this Section 16.6 shall survive the termination of this Credit Facility Agreement and the repayment to the Lenders of all amounts owing thereto under or in connection herewith.

16.7           Remedies Cumulative and Not Exclusive; No Waiver.  Each and every right, power and remedy herein given to the Agents shall be cumulative and shall be in addition to every other right, power and remedy of the Agents now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Agents, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.  No failure, delay or omission by the Agents or any of the Lenders in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by any Security Party shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Agents or any of the Lenders of any security or of any payment of or on account of any of the amounts due from the any Security Party to the Agents or the Lenders and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right with respect to any future breach or default or of any past breach or default not completely cured thereby.  In addition to the rights and remedies granted to it in this Credit Facility Agreement and in any other instrument or agreement securing, evidencing or relating to any of the obligations of any Security Party hereunder, the Agents shall have rights and remedies of a secured party under the UCC.

16.8           Successors and Assigns.  This Credit Facility Agreement and all obligations of each of the Security Parties hereunder shall be binding upon its successors and assigns and shall, together with the rights and remedies of the Finance Parties hereunder, inure to the benefit of the Finance Parties and their respective successors and assigns.

16.9                      Counterparts; Electronic Delivery.  This Credit Facility Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Credit Facility Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart.  In the event that any Security Party delivers an executed counterpart of this Credit Facility Agreement (or Consent and Agreement thereto) by facsimile or electronic transmission, such Security Party shall also deliver an originally executed counterpart as soon as practicable, but the failure of such Security Party to deliver an originally executed counterpart shall not affect the validity or effectiveness of this Credit Facility Agreement.
16.10          References.  References herein to Sections, Exhibits and Schedules are to be construed as references to sections of, exhibits to, and schedules to, this Credit Facility Agreement, unless the context otherwise requires.

16.11        Headings.  In this Credit Facility Agreement, section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Credit Facility Agreement.

17.	APPLICABLE LAW, JURISDICTION AND WAIVERS

17.1           Applicable Law.  This Credit Facility Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws thereof other than Section 5-1402 and 5-1402 of the General Obligations Law of the State of New York.

17.2           Jurisdiction.  Each of the Borrowers (and each of the Guarantor and the Collateral Obligors by its execution of the Consent and Agreement annexed hereto) hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Lenders or the Agents under this Credit Facility Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on such Security Party, by mailing or delivering the same by hand to such Security Party at the address indicated for notices in Section 15.1 or its agent as designated in Section 4.1(o).  The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by each Security Party as such, and shall be legal and binding upon such Security Party for all the purposes of any such action or proceeding.  Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Borrowers to the Lenders or the Administrative Agent) against any Security Party in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment.  Each Security Party will advise the Administrative Agent promptly of any change of address for the purpose of service of process.  Notwithstanding anything herein to the contrary, the Lenders may bring any legal action or proceeding in any other appropriate jurisdiction.

17.3           Waiver of Jury Trial.  IT IS MUTUALLY AGREED BY AND AMONG THE BORROWERS, THE OTHER SECURITY PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER

ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CREDIT FACILITY AGREEMENT, THE NOTE OR THE SECURITY DOCUMENTS.
17.4          Waiver of Immunity.  TO THE EXTENT THAT ANY SECURITY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH SECURITY PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS CREDIT FACILITY AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

IN WITNESS whereof, the parties hereto have caused this Credit Facility Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

WARHOL SHIPPING COMPANY LIMITED

By:	/s/ Gary Wolfe
Name: Gary Wolfe
Title: Attorney-in-Fact

INDIANA SHIPPING COMPANY LIMITED

By:	/s/ Gary Wolfe
Name: Gary Wolfe
Title: Attorney-in-Fact

BRITTO SHIPPING COMPANY LIMITED

By:	/s/ Gary Wolfe
Name: Gary Wolfe
Title: Attorney-in-Fact

HSH NORDBANK AG, as Mandated Lead Arranger, Underwriter, Swap Provider, Administrative Agent and Security Trustee

By:	/s/ Matthew Cooley
Name: Matthew Cooley
Title: Attorney-in-Fact

The Lenders:

HSH NORDBANK AG

By:	/s/ Matthew Cooley
Name: Matthew Cooley
Title: Attorney-in-Fact

CONSENT AND AGREEMENT

The undersigned, referred to in the foregoing Credit Facility Agreement as the "Guarantor" or as a "Collateral Obligor", as the case may be, hereby consents and agrees to said Credit Facility Agreement and to the documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by the undersigned pursuant to or in connection with said Credit Facility Agreement and agrees particularly to be bound by the representations, warranties and covenants relating to the undersigned contained in Sections 2 and 9 of said Credit Facility Agreement to the same extent as if the undersigned were a party to said Credit Facility Agreement.

Guarantor:

TOP SHIPS INC.

By:	/s/ Gary Wolfe
Name: Gary Wolfe
Title: Attorney-in-Fact

Collateral Obligors:

AMALFI SHIPPING COMPANY LIMITED

By:	/s/ Gary Wolfe
Name: Gary Wolfe
Title: Attorney-in-Fact

JEKE SHIPPING COMPANY LIMITED

By:	/s/ Gary Wolfe
Name: Gary Wolfe
Title: Attorney-in-Fact

Schedule 1

Lenders	Commitment

HSH Nordbank AG Gerhart-Hauptmann-Platz 50 20095 Hamburg, Germany Attn: Shipping, Greek Clients Facsimile No.: + 49 40 3333 34121	$121,286,500

Schedule 2

THE VESSELS

Name of Vessel	Owner	Hull Number	Flag	DWT	Classification Society
WARHOL	Warhol Shipping Company Limited	S-1025	Liberia	50,000	Det Norske Veritas ("DNV")
INDIANA	Indiana R Shipping Company Limited	S-1029	Malta	50,000	DNV
BRITTO	Britto Shipping Company Limited	S-1031	Liberia	50,000	DNV

Schedule 3

Indebtedness of each Security Party as of October 1, 2008:

$95M Credit Agreement

RBS Loan Agreement to TOP SHIPS INC. (f/k/a Top Tankers Inc.) dated 1 November 2005 for USD 545,656,899.82 (as same has been amended from time to time)

Emporiki Bank of Greece S.A. loan agreement dated 5th March 2008 for a secured floating interest rate loan facility of up to US$50,000,000 – mv Pepito - JAPAN I SHIPPING COMPANY LIMITED, of Liberia and Emporiki Bank of Greece S.A.

Alpha Bank A.E. US$48,000,000 Secured Loan Agreement dated 17th December 2007 - mv Cyclades - Between Alpha Bank A.E. - JAPAN III SHIPPING COMPANY LIMITED, of Liberia

DVB Bank US$48,000,000 dated 24th April 2008 - mv Astrale - Between DVB BANK AG and JAPAN II SHIPPING COMPANY LIMITED, of Liberia

Alpha Bank A.E. Loan Agreement dated 18th August 2008 - for Hull no S1026 - Between Alpha Bank A.E. and Lichtenstein Shipping Company Limited, of Liberia

SK 23116 0005 1007905